Exhibit 10.1

EXECUTION VERSION

$6,000,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of July 12, 2019

among

ABBVIE INC.,
as Borrower,

VARIOUS FINANCIAL INSTITUTIONS,
as Lenders,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

MUFG BANK, LTD.,
as Syndication Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
MUFG BANK, LTD.,
BofA SECURITIES, INC.,

MIZUHO BANK, LTD.

and

WELLS FARGO BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK, N.A.

and

HSBC BANK USA, N.A.,

as Documentation Agents

i

SCHEDULES
Schedule I	—	Commitments
Schedule II	—	Administrative Agent’s Office; Certain Addresses for Notices
Schedule 4.01(f)	—	Legal Proceedings
Schedule 5.01(h)	—	Affiliate Transactions

ii

EXHIBITS
Exhibit A	—	Form of Notice of Borrowing
Exhibit B	—	Form of Assignment and Assumption

iii

TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement (this “Agreement”) dated as of July 12, 2019 (Local Time) is among AbbVie Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below) that are parties hereto and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, or any successor thereto appointed pursuant to Article VII, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, the Borrower intends to directly or indirectly acquire pursuant to a Scheme or a Takeover Offer, as applicable, all of the outstanding shares of Allergan which are subject to the Scheme or Takeover Offer (and, in the case of a Takeover Offer, together with the Squeeze Out Procedures) (as the case may be) for cash consideration and newly issued shares of the Borrower (the “Allergan Acquisition”).

WHEREAS, in connection with the Allergan Acquisition, the Borrower intends to finance the payment of the cash component of the Scheme Consideration, the repayment of the Refinanced Existing Allergan Indebtedness and the payment of fees, premiums, costs and expenses (including the fees, costs and expenses payable hereunder) related to the Transactions from the following sources: (i) (x) the issuance by the Borrower or its Subsidiaries of unsecured debt securities in a public or private offering (the “New Senior Notes”) and the proceeds from borrowings by the Borrower under a senior unsecured term loan facility consisting of: (1) a $1,500,000,000 364-day term loan tranche, (2) a $2,500,000,000 3-year term loan tranche and (3) a $2,000,000,000 5-year term loan tranche (collectively, the “Term Facility”) or (y) to the extent the New Senior Notes are not issued at or prior to the time the Allergan Acquisition is consummated, the proceeds from the borrowings under the Bridge Facility and (ii) cash on hand at the Borrower and the Consolidated Group.

WHEREAS, in connection with the Allergan Acquisition, the Borrower intends to consummate one or more debt exchanges to exchange certain Existing Allergan Indebtedness for additional unsecured debt securities issued by the Borrower or its Subsidiaries.

The transactions set forth in the preceding three paragraphs above, together with all related transactions consummated in connection therewith, are collectively referred to as the “Transactions”.

WHEREAS, the Lenders have agreed to provide the Term Facility subject to the terms and conditions set forth herein.

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.                          Certain Defined Terms.

As used in this Agreement, including the Recitals above, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“3-Year Tranche Advance” means an Advance made by a 3-Year Tranche Lender to the Borrower under Section 2.01(b).

“3-Year Tranche Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(b), as such commitment may be increased or reduced from time to time pursuant to the terms hereof (including by way of assignment or otherwise).  The initial amount of each Lender’s 3-Year Tranche Commitment is (a) the amount set forth in the column labeled “3-Year Tranche Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05.  As of the Effective Date, the aggregate amount of the 3-Year Tranche Commitments is $2,500,000,000.

“3-Year Tranche Lender” means a Lender that has a 3-Year Tranche Commitment or holds a 3-Year Tranche Advance.

“5-Year Tranche Advance” means an Advance made by a 5-Year Tranche Lender to the Borrower under Section 2.01(c).

“5-Year Tranche Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(c), as such commitment may be increased or reduced from time to time pursuant to the terms hereof (including by way of assignment or otherwise).  The initial amount of each Lender’s 5-Year Tranche Commitment is (a) the amount set forth in the column labeled “5-Year Tranche Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05.  As of the Effective Date, the aggregate amount of the 5-Year Tranche Commitments is $2,000,000,000.

“5-Year Tranche Lender” means a Lender that has a 5-Year Tranche Commitment or holds a 5-Year Tranche Advance.

“364-Day Tranche Advance” means an Advance made by a 364-Day Tranche Lender to the Borrower under Section 2.01(a).

“364-Day Tranche Commitment” means, as to any Lender, the commitment of such Lender to make an Advance pursuant to Section 2.01(a), as such commitment may be increased or reduced from time to time pursuant to the terms hereof (including by way of assignment or otherwise).  The initial amount of each Lender’s 364-Day Tranche Commitment is (a) the amount set forth in the column labeled “364-Day Tranche Commitment” opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05.  As of the Effective Date, the aggregate amount of the 364-Day Tranche Commitments is $1,500,000,000.

“364-Day Tranche Lender” means a Lender that has a 364-Day Tranche Commitment or holds a 364-Day Tranche Advance.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Borrower or any of its Subsidiaries of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary of the Borrower or (c) a merger or consolidation or any other combination by the Borrower or any of its Subsidiaries with another Person (other than a Person that is a Subsidiary) provided that the Borrower (or a Person that succeeds to the Borrower pursuant to Section 5.02(b) in connection with such transaction or series of related transactions) or a Subsidiary of the Borrower (or a Person that becomes a Subsidiary of the Borrower as a result of such transaction) is the surviving entity; provided that any Person that is a Subsidiary at the time of execution of the definitive agreement related to any such transaction or series of related transactions (or, in the case of a tender offer or similar transaction, at the time of filing of the definitive offer document) shall constitute a Subsidiary for purposes of this definition even if in connection with such transaction or series of related transactions, such Person becomes a direct or indirect holding company of the Borrower.

“Acquisition Debt” means any Borrowed Debt of the Borrower or any of its Subsidiaries that has been issued or incurred for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Borrowed Debt of the Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means an advance made by a Lender pursuant to its applicable Commitment to the Borrower as part of a Borrowing. For the avoidance of doubt, “Advances” shall include 364-Day Tranche Advances, 3-Year Tranche Advances and 5-Year Tranche Advances.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning set forth in Section 9.02(d).

“Agents” means, collectively, the Administrative Agent, each Lead Arranger, the Syndication Agent and each Documentation Agent.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” has the meaning set forth in Section 9.16.

“Agreement Value” means, with respect to any Hedge Agreement at any date of determination, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Allergan” means Allergan plc, an Irish public limited company with registered number 527629 having its registered office at Clonshaugh Business & Technology Park, Coolock, Dublin 17 E400, Ireland.

“Allergan Acquisition” has the meaning set forth in the recitals hereto.

“Allergan Acquisition Related Conditions” has the meaning set forth in Section 2.02.

“Allergan Group” means Allergan and its Subsidiaries.

“Allergan Shareholders” means the holders of the Allergan Shares.

“Allergan Shares” means all of the issued share capital of Allergan.

“Anti-Corruption Laws” has the meaning set forth in Section 4.01(s).

“Applicable Creditor” has the meaning set forth in Section 9.16.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below with respect to the applicable Tranche:

	364-Day Tranche Applicable Margin
Public Debt Rating (S&P/Moody’s)	Base Rate Advances	Euro-currency Rate Advances

Level 1: A+/A1 or above	0.000%	0.750%
Level 2: Less than Level 1 but at least A/A2	0.000%	0.875%
Level 3: Less than Level 2 but at least A-/A3	0.000%	1.000%
Level 4: Less than Level 3 but at least BBB+/Baa1	0.125%	1.125%
Level 5: Less than Level 4 but at least BBB/Baa2	0.250%	1.250%
Level 6: Less than Level 5	0.500%	1.500%

	3-Year Tranche Applicable Margin
Public Debt Rating (S&P/Moody’s)	Base Rate Advances	Euro-currency Rate Advances

Level 1: A+/A1 or above	0.000%	0.750%
Level 2: Less than Level 1 but at least A/A2	0.000%	0.875%
Level 3: Less than Level 2 but at least A-/A3	0.000%	1.000%
Level 4: Less than Level 3 but at least BBB+/Baa1	0.125%	1.125%
Level 5: Less than Level 4 but at least BBB/Baa2	0.250%	1.250%
Level 6: Less than Level 5	0.500%	1.500%

	5-Year Tranche Applicable Margin
Public Debt Rating (S&P/Moody’s)	Base Rate Advances	Euro-currency Rate Advances

Level 1: A+/A1 or above	0.000%	0.875%
Level 2: Less than Level 1 but at least A/A2	0.000%	1.000%
Level 3: Less than Level 2 but at least A-/A3	0.125%	1.125%
Level 4: Less than Level 3 but at least BBB+/Baa1	0.250%	1.250%
Level 5: Less than Level 4 but at least BBB/Baa2	0.375%	1.375%
Level 6: Less than Level 5	0.625%	1.625%

“Applicable Percentage” means, in the case of the commitment fee paid pursuant to Section 2.04(a), as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating (S&P/Moody’s)	364-Day Tranche Applicable Percentage	3-Year Tranche Applicable Percentage	5-Year Tranche Applicable Percentage
Level 1: A+/A1 or above	0.05%	0.05%	0.05%
Level 2: Less than Level 1 but at least A/A2	0.07%	0.07%	0.07%
Level 3: Less than Level 2 but at least A-/A3	0.09%	0.09%	0.09%
Level 4: Less than Level 3 but at least BBB+/Baa1	0.10%	0.10%	0.10%
Level 5: Less than Level 4 but at least BBB/Baa2	0.125%	0.125%	0.125%
Level 6: Less than Level 5	0.175%	0.175%	0.175%

“Approved Electronic Platform” has the meaning set forth in Section 9.02(c).

“Assignment and Assumption” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR or SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which such public statement or publication has deemed LIBOR to be no longer representative.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative and such circumstances are unlikely to be temporary.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, and, in each case, consented to by the Borrower in writing and notified in writing to the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders, as applicable.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.20.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Persons whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt for money borrowed represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and Tranche and, with respect to Eurocurrency Rate Advances, having the same Interest Period, made by each of the Lenders to the Borrower pursuant to Section 2.01(a), 2.01(b) or 2.01(c), respectively.

“Bridge Facility” means the senior unsecured 364-day bridge facility under that certain 364-Day Bridge Credit Agreement dated as of June 25, 2019 among the Borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Ireland or in New York are authorized or required by applicable law to be closed, and if such date relates to any interest rate settings as to a Eurocurrency Rate Advance, any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurocurrency market.

“Cash Consideration” means the “Cash Consideration” under and as defined in the Transaction Agreement.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certain Funds Default” means an Event of Default arising from any of the following:

(a)                                 Section 6.01(a) (unless the Event of Default is due solely to an administrative or technical error or is in respect of any amount other than principal or fees);

(b)                                 Section 6.01(c) as it relates to the failure to perform any of the following covenants: Sections 5.01(d)(i) (it being understood that failure to maintain any good standing status or similar status in any jurisdiction shall not constitute a breach of this provision), Section 5.02(a) or Section 5.02(b) (assuming the conditions set forth in clauses (A) and (B) to Section 5.02(b)(iii) have been satisfied);

(c)                                  Section 6.01(e), but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered; or

(d)                                 Section 6.01(i).

“Certain Funds Period” means the period commencing on the Effective Date and ending at the time immediately after a Mandatory Cancellation Event has occurred.

“Certain Funds Purposes” means:

(i)                                     where the Allergan Acquisition proceeds by way of a Scheme:

(a)                                 the payment (directly or indirectly) of the cash component of the Scheme Consideration, including by depositing of funds with the exchange agent pursuant to Section 8.1(d) of the Transaction Agreement,

(b)                                 the repayment of the Refinanced Existing Allergan Indebtedness and

(c)                                  the payment of fees, premiums, costs and expenses in respect of the Transactions.

(ii)                                  where the Allergan Acquisition proceeds by way of a Takeover Offer:

(a)                                 payment (directly or indirectly) of the cash consideration as set forth in the Offer Documents and the Squeeze Out Notice;

(b)                                 the repayment of the Refinanced Existing Allergan Indebtedness and

(c)                                  the payment of fees, premiums, costs and expenses in respect of the Transactions.

“Certain Funds Representations” means each of the following representations: Sections 4.01(a) (but with respect to good standing, only to the extent a breach would have a Material Adverse Effect), Section 4.01(b)(i), Section 4.01(b)(ii), Section 4.01(b)(iii), Section 4.01(d), Section 4.01(g), Section 4.01(o) (limited to the Borrower), Section 4.01(q) and 4.01(t).

“Clean-up Date” has the meaning set forth in Section 6.01.

“Closing Date” means the date on which each of the conditions set forth in Section 3.02 have been satisfied (or waived by the Required Lenders).

“Commitment” means as to any Lender, such Lender’s 364-Day Tranche Commitment, 3-Year Tranche Commitment and 5-Year Tranche Commitment. As of the Effective Date, the aggregate amount of the Commitments is $6,000,000,000.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net income of the Borrower and its Subsidiaries for such period determined in accordance with GAAP plus the following, to the extent deducted in calculating such Consolidated net income: (a) Consolidated Interest Expense, (b) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital (other than capital gain or loss) or similar measures payable by the Borrower and its Subsidiaries in each case, as set forth on the financial statements of the Consolidated Group, (c) depreciation and amortization expense, (d) any extraordinary or unusual charges, expenses or losses, (e) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations, (f) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (g) any other nonrecurring or non-cash charges, expenses or losses (including charges, fees and expenses incurred in connection with the Transactions or any issuance of Debt or equity, acquisitions, investments, restructuring activities, asset sales or divestitures permitted hereunder, whether or not successful) (h) minority interest expense, and (i) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, and minus, to the extent included in calculating such Consolidated net income for such period, the sum of (i) any extraordinary or unusual income or gains, (ii) net after-tax gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and net after-tax gains from discontinued operations (without duplication of any amounts added back in clause (b) of this definition), (iii) any net after-tax gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any other nonrecurring or non-cash income and (v) minority interest income, all as determined on a Consolidated basis.  In addition, in the event that the Borrower or any of its Subsidiaries acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period (including the Allergan Acquisition), in each case involving the payment or receipt of consideration (including non-cash, contingent and deferred consideration) by the Borrower or any of its Subsidiaries with a fair market value in excess of $5,000,000,000 (as determined by the Borrower in good faith upon the consummation of such acquisition, disposition or investment), Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, taking into account any cost savings projected to be realized as a result of such acquisition, disposition or investment (x) determined by the Borrower in good faith and reasonably acceptable to the Administrative Agent or (y) to the extent permitted to be included under Regulation S-X of the SEC.

“Consolidated Group” means the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with GAAP, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements; provided that if the Borrower or any of its Subsidiaries acquired or disposed of any Person or line of business or made any investment during the relevant period (including for the avoidance of doubt, if applicable, the Transactions and the Allergan Acquisition), Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition, disposition or investment as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Leverage Ratio” has the meaning set forth in Section 5.03(a).

“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the Consolidated balance sheet of the Consolidated Group most recently furnished to the Administrative Agent pursuant to Section 5.01(i)(ii) prior to the time as of which Consolidated Net Assets shall be determined (giving pro forma effect to any acquisition, disposition or investment by the Borrower or any of its Subsidiaries involving the payment or receipt of consideration (including non-cash, contingent and deferred consideration) by the Borrower or any of its Subsidiaries with a fair market value in excess of $5,000,000,000 (as determined by the Borrower in good faith upon the consummation of such acquisition, disposition or investment), and any related incurrence or repayment of Debt, that has occurred since the end of the most recent fiscal quarter included in such balance sheet as if such acquisition, disposition or investment, and any such incurrence or repayment of Debt, had occurred on the last day of such fiscal quarter).

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Borrowed Debt of the Borrower and its Subsidiaries determined on a Consolidated basis as of such date.

“Continuing Director” means, with respect to the directors of the Borrower, (a) any director who was a member of the board of directors of the Borrower on the Effective Date and (b) any director who was nominated for election or elected to such board of directors with the approval of the majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Conversion”, “Convert”, or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Court Meeting” means “Court Meeting” under and as defined in the Transaction Agreement.

“Court Meeting Resolution” means “Court Meeting Resolution” under and as defined in the Transaction Agreement.

“Court Order” means “Court Order” under and as defined in the Transaction Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and other than any earn-out obligation until after such obligation becomes due and payable), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that are or should be, in accordance with GAAP, recorded as capital leases; provided, however, that, all obligations of any Person that were or would be characterized as operating lease obligations in accordance with GAAP on August 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall, if so elected by the Borrower, continue to be accounted for as operating lease obligations (and not a capital lease) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be characterized or recharacterized (or a prospective or retroactive basis or otherwise) as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt Issuance” means the incurrence of Borrowed Debt by the Borrower or any other member of the Consolidated Group (excluding (i) Debt owed to any member of the Consolidated Group, (ii) borrowings under the Existing Credit Agreement and any refinancing thereof in an amount up to $3,000,000,000, (iii) borrowings under any new revolving facility in an amount up to $1,000,000,000, (iv) any ordinary course working capital facilities, cash management, letter of credit, factoring, surety bonds, local credit facilities or lines of credit of Foreign Subsidiaries or overdraft facilities, (v) issuances of commercial paper and refinancings thereof, (vi) purchase money indebtedness or equipment financing incurred in the ordinary course of business, (vii) capital leases incurred in the ordinary course of business, (viii) other Debt to the extent the Net Cash Proceeds of which are utilized or to be utilized to refinance any Borrowed Debt of any Consolidated Group (including, after the Closing Date, any Existing Allergan Indebtedness) to the extent the issuance or incurrence of such Debt occurs within 12 months of the maturity of the applicable Borrowed Debt being refinanced and pay any fees or other amounts in respect thereof (including any prepayment or redemption premiums and accrued interest thereon), (ix) Borrowed Debt issued by the Borrower or any of its Subsidiaries for purpose of exchanging of any Existing Allergan Indebtedness and the payment of fees or other amounts in respect thereof and (x) other Debt (other than any New Senior Notes and other financing that reduce the Bridge Facility dollar for dollar) in an outstanding principal amount not to exceed $1,000,000,000 in the aggregate).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both; provided that, with respect to Section 6.01(d), no Default shall exist hereunder unless and until an Event of Default has occurred thereunder.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances on the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (other than Section 3.02(g)), or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, in each case, in their sole discretion), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action or (e) breaches Section 3.03 in any respect; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a governmental authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding as to such Lender absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Documentation Agent” means Barclays Bank PLC, BNP Paribas, Citibank, N.A. and HSBC Bank USA, N.A.

“Dollars” and the “$” sign each means lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States (excluding its territories and possessions and Puerto Rico), provided, however, that the term shall not include any Subsidiary of the Borrower which (i) is engaged principally in the financing of operations outside of the United States or in leasing personal property or financing inventory, receivables or other property or (ii) does not own a Principal Domestic Property.

“Domestic Subsidiary Holding Company” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia substantially all the assets of which consist of Equity Interests (and/or debt) in one or more Subsidiaries that are controlled foreign corporations, as defined under Section 957 of the Internal Revenue Code.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent and the Borrower that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.20, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) (i) the election by the Administrative Agent and the Borrower or (ii) the election by the Required Lenders with the written consent of the Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent and the Borrower of written notice of such election to the Lenders or by the Required Lenders and the Borrower of written notice of such election to the Administrative Agent and the other Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 3.01 are satisfied (or waived by the Required Lenders).  The Effective Date of this Agreement is July 12, 2019.

“EGM” means “EGM” under and as defined in the Transaction Agreement.

“EGM Resolutions” means “EGM Resolutions” under and as defined in the Transaction Agreement.

“Eligible Assignee” means any Person that becomes an assignee pursuant to Section 9.07(a) (subject to, to the extent applicable, receiving the necessary consents required under clause (A) of the first proviso to Section 9.07(a)); provided that, during the Certain Funds Period, unless approved by the Borrower and the Administrative Agent, in each case, in their sole discretion, such Person shall also constitute: (a) a Lender; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); or (e) any Person that was a lender under the Existing Credit Agreement on June 25, 2019; provided, however, that neither any Defaulting Lender (or Person who would be a Defaulting Lender upon becoming a Lender) nor the Borrower nor any Affiliate of the Borrower or any natural person shall qualify as an Eligible Assignee.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by one or more Persons publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, and the Iran Threat Reduction and Syria Human Rights Act, each as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or any Executive Order promulgated pursuant to any of the foregoing ((ii) (A) and (B) collectively, “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a Sanctions program administered by OFAC that prohibits dealing with the government of such country or territory (unless such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a)                                 (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)                                 the application for a minimum funding waiver with respect to a Plan;

(c)                                  the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)                                 the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)                                  the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)                                   the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)                                  the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the London interbank offered rate (“LIBOR”) as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Events of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” has the meaning set forth in Section 2.14(a).

“Existing Credit Agreement” means the Borrower’s existing Revolving Credit Agreement, dated as of August 31, 2018, among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Public Notes” means the Borrower’s (i) 2.900% Senior Notes due 2022 in an aggregate principal amount of $3,100,000,000; (ii) 4.400% Senior Notes due 2042 in an aggregate principal amount of $2,6000,000,000; (iii) 2.500% Senior Notes due 2020 in an aggregate principal amount of $3,750,000,000; (iv) 3.200% Senior Notes due 2022 in an aggregate principal amount of $1,000,000,000; (v) 3.600% Senior Notes due 2025 in an aggregate principal amount of $3,750,000,000; (vi) 4.500% Senior Notes due 2035 in an aggregate principal amount of $2,500,000,000; (vii) 4.700% Senior Notes due 2045 in an aggregate principal amount of $2,700,000,000; (viii) 2.300% Senior Notes due 2021 in an aggregate principal amount of $1,800,000,000; (ix) 2.850% Senior Notes due 2023 in an aggregate principal amount of $1,000,000,000; (x) 3.200% Senior Notes due 2026 in an aggregate principal amount of $2,000,000,000; (xi) 4.300% Senior Notes due 2036 in an aggregate principal amount of $1,000,000,000; (xii) 4.450% Senior Notes due 2046 in an aggregate principal amount of $2,000,000,000; (xiii) 0.375% Senior Notes due 2019 in an aggregate principal amount of €1,400,000,000; (xiv) 1.375% Senior Notes due 2024 in an aggregate principal amount of €1,450,000,000; (xv) 2.125% Senior Notes due 2028 in an aggregate principal amount of €750,000,000;

(xvi) 3.375% Senior Notes due 2021 in an aggregate principal amount of $1,250,000,000; (xvii) 3.375% Senior Notes due 2021 in an aggregate principal amount of $1,250,000,000; (xviii) 3.750% Senior Notes due 2023 in an aggregate principal amount of $1,250,000,000; (xix) 4.250% Senior Notes due 2028 in an aggregate principal amount of $1,750,000,000; (xx) 4.875% Senior Notes due 2048 in an aggregate principal amount of $1,750,000,000, each as issued under an Indenture, dated as of November 8, 2012 (the “Indenture”) between the Borrower and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of November 8, 2012, Supplemental Indenture No. 2, dated as of May 14, 2015, Supplemental Indenture No. 3, dated as of May 12, 2016, Supplemental Indenture No. 4, dated as November 17, 2016 and Supplemental Indenture No. 5, dated as September 18, 2018, each between the Borrower and the Trustee.

“Existing Allergan Indebtedness” means Debt of Allergan existing on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance enacted in any other jurisdiction pursuant to any such intergovernmental agreement).

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia and any Domestic Subsidiary Holding Company.

“GAAP” has the meaning set forth in Section 1.03.

“Guarantee Requirements” has the meaning set forth in Section 5.01(n)(i).

“Guarantor” and “Guarantors” has the meaning set forth in Section 5.01(n)(i).

“Guaranty” and “Guaranties” has the meaning set forth in Section 5.01(n)(i).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“High Court” means the High Court of Ireland.

“Impacted Interest Period” has the meaning set forth in the definition of “Eurocurrency Rate”.

“Indemnified Party” has the meaning set forth in Section 9.04(b).

“Indenture” has the meaning set forth in the definition of “Existing Public Notes”.

“Information” has the meaning set forth in Section 9.08.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months (or, if approved by all Lenders, one week), as the Borrower may, upon written notice received by the Administrative Agent not later than 12:00 noon (Local Time) on the third Business Day prior to the first day of such Interest Period (or in any case at such later time as the Administrative Agent, in its reasonable discretion, may agree to), select; provided, however, that:

(a)                                 the Borrower may not select any Interest Period that ends after the Maturity Date of the applicable Tranche of Advances;

(b)                                 whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c)                                  whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Ireland” means Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly.

“Irish Companies Act” means the Companies Act, 2014 of Ireland.

“Judgment Currency” has the meaning set forth in Section 9.16.

“Lead Arrangers” means Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., BofA Securities, Inc.,  Mizuho Bank, LTD. and Wells Fargo Bank National Association.

“Lenders” means, collectively, (a) each bank, financial institution and other institutional lender listed on the signature pages hereof and (b) each Eligible Assignee that shall become a party hereto pursuant to Section 9.07(a), (b) and (c).

“LIBOR” has the meaning set forth in the definition of Eurocurrency Rate.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, any Guaranty (if any) and any amendments or notes entered into in connection herewith.

“Local Time” means New York City time.

“Long Stop Date” means June 25, 2020 (subject to extension to September 25, 2020 in accordance with the definition of “End Date” (as defined in the Transaction Agreement as in effect on June 25, 2019).

“Losses” has the meaning set forth in Section 9.04(b).

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(i)                                     where the Allergan Acquisition proceeds by way of a Scheme:

(a)                                 the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the Required EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(b)                                 the High Court shall decline or refuse to sanction the Scheme, which decision has become final and non-appealable;

(c)                                  either the Scheme lapses or it is withdrawn, unless the Borrower has elected to convert the Scheme to a Takeover Offer in accordance with Section 3.6 of the Transaction Agreement;

(d)                                 the Scheme Circular is not dispatched within 28 days of the date of the Scheme Press Announcement (or such later date as the Takeover Panel may permit);

(e)                                  a Court Order(s) is issued but not filed with the Registrar within 21 calendar days of its issuance; or

(f)                                   the date which is 15 days after the Scheme Effective Date, or such later date permitted by the Takeover Panel;

(ii)                                  where the Allergan Acquisition proceeds by way of a Takeover Offer,

(a)                                 such Takeover Offer lapses, terminates or is withdrawn; or

(b)                                 the Takeover Offer Document(s) is not dispatched within 28 days (or such longer period permitted by the Takeover Panel) of the date of issue of the Offer Press Announcement;

(iii)                               the time at which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or

(iv)                              the Long Stop Date.

“Margin Stock” has the meaning provided in Regulation U of the Board of the Federal Reserve System.

“Material Acquisition” shall mean any Acquisition involving the payment of consideration (including non-cash, contingent and deferred consideration (including obligations under any purchase price adjustment but excluding earnout or similar payments)) by the Borrower or any of its Subsidiaries with a fair market value in excess of $5,000,000,000 (as determined by the Borrower in good faith upon consummation thereof).

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Consolidated Group, taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement, taken as a whole, or (c) the ability of the Borrower to perform its payment obligations under this Agreement.

“Maturity Date” means (a) in the case of 364-Day Tranche Advances, the date that is 364 calendar days following the Closing Date, (b) in the case of 3-Year Tranche Advances, the third anniversary of the Closing Date, and (c) in the case of 5-Year Tranche Advances, the fifth anniversary of the Closing Date or, in each case, if such date is not a Business Day, the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and employees of at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could reasonably have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to incurrence of Borrowed Debt by the Borrower or any other member of the Consolidated Group, the excess, if any, of (i) cash received by the Consolidated Group in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any Debt that is required to be repaid in connection with such issuance, offering or placement (other than the Advances) and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement.

“New Senior Notes” has the meaning set forth in the recitals hereto.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Lender” means any Lender that is not a U.S. Person.

“Notice” has the meaning set forth in Section 9.02(e).

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Conversion” has the meaning set forth in Section 2.09.

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the Federal Funds Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (Local Time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Offer Conversion Notice” has the meaning given to that term in Section 5.01(k).

“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.

“Offer Press Announcement” means the formal press announcement of the Takeover Offer required to be issued in compliance with Rule 2.5 of the Takeover Rules in relation to the Takeover Offer following service of an Offer Conversion Notice.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning set forth in Section 2.14(b).

“Participant Register” has the meaning set forth in Section 9.07(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pre-Closing Funded Amount” has the meaning set forth in Section 2.02.

“Pre-Closing Funding Account” has the meaning set forth in Section 2.02.

“Pre-Closing Funding Date” has the meaning set forth in Section 2.02.

“Pre-Closing Funding Election” has the meaning set forth in Section 2.02.

“Previously Delivered Audited Financials” has the meaning set forth in the definition of “Previously Delivered Financial Statements”.

“Previously Delivered Financial Statements” means (a) audited consolidated balance sheets and related statements of (in the case of the Borrower) earnings and (in the case of the Allergan Group) operations, comprehensive income, (in the case of the Borrower) equity and (in the case of the Allergan Group) stockholders’ equity and cash flows for (in the case of the Borrower) the fiscal years ended December 31, 2017 and December 31, 2018 and (in the case of the Allergan Group) the fiscal years ended December 31, 2017 and December 31, 2018 (collectively, the “Previously Delivered Audited Financials”) and (b) unaudited consolidated balance sheets and related statements of (in the case of the Borrower) earnings and (in the case of the Allergan Group) operations, comprehensive income, (in the case of the Borrower) equity and (in the case of the Allergan Group) stockholders’ equity and cash flows for (in the case of the Borrower) the fiscal quarter ended March 31, 2019 and (in the case of the Allergan Group) the fiscal quarter ended March 31, 2019 (collectively, the “Previously Delivered Unaudited Financials”).

“Previously Delivered Unaudited Financials” has the meaning set forth in the definition of “Previously Delivered Financial Statements”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Domestic Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution located in the United States (excluding its territories and possessions and Puerto Rico) owned or leased by any member of the Consolidated Group the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets, other than any such building structure or other facility or portion of any thereof (a) which is an air or water pollution control facility financed by obligations issued by a State or local governmental unit or (b) which the Chief Executive Officer, any President, the Chief Financial Officer, the Controller or the Treasurer of the Borrower determines in good faith is not of material importance to the total business conducted, or assets owned, by the Consolidated Group taken as a whole.

“Projections” means any projections and any forward looking statements (including statements with respect to booked business) of the Consolidated Group furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date and subject to the provisions of the next succeeding sentence, the lowest rating that has been most recently announced by each of S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower.  For purposes of the foregoing: (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Percentage and the Applicable Margin shall be set in accordance with Level 6 under the definition of Applicable Percentage or Applicable Margin, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Percentage and the Applicable Margin shall be based upon the higher of such ratings, except that, in the event that the lower of such ratings is more than one level below the higher of such ratings, the Applicable Percentage and the Applicable Margin shall be based upon the level immediately below the higher of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Lender” has the meaning set forth in Section 9.02(e).

“Refinanced Existing Allergan Indebtedness” means that certain Revolving Credit and Guaranty Agreement, dated June 14, 2017, by and among Allergan and certain subsidiaries thereof, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as the administrative agent.

“Register” has the meaning set forth in Section 9.07(d).

“Registrar” means the Registrar of Companies in Dublin, Ireland, as defined in Section 2 of the Irish Companies Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date” has the meaning set forth in Section 7.06(b).

“Required EGM Resolutions” has the meaning under and as defined in the Transaction Agreement.

“Required 364-Day Tranche Lenders” means, at any time, 364-Day Tranche Lenders holding more than 50% of the unused 364-Day Tranche Commitments and aggregate outstanding principal amount of 364-Day Tranche Advances at such time; provided that the 364-Day Tranche Commitment of, and the 364-Day Tranche Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required 364-Day Tranche Lenders.

“Required 3-Year Tranche Lenders” means, at any time, 3-Year Tranche Lenders holding more than 50% of the unused 3-Year Tranche Commitments and aggregate outstanding principal amount of 3-Year Tranche Advances at such time; provided that the 3-Year Tranche Commitment of, and the 3-Year Tranche Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required 3-Year Tranche Lenders.

“Required 5-Year Tranche Lenders” means, at any time, 5-Year Tranche Lenders holding more than 50% of the unused 5-Year Tranche Commitments and aggregate outstanding principal amount of 5-Year Tranche Advances at such time; provided that the 5-Year Tranche Commitment of, and the 5-Year Tranche Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required 5-Year Tranche Lenders.

“Required Lenders” means, at any time, Lenders holding more than 50% of the unused Commitments and aggregate outstanding principal amount of Advances at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Tranche Lenders” means, with respect to each Tranche, the Required 364-Day Tranche Lenders, the Required 3-Year Tranche Lenders or the Required 5-Year Tranche Lenders, as applicable.

“Resignation Effective Date” has the meaning set forth in Section 7.06(a).

“Responsible Officer” means, with respect to the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller, any Assistant Treasurer, the Secretary (or the Assistant Secretary) (with respect to the secretary certificate delivered on the Effective Date and any supplement to the incumbency certificate included therein) and the General Counsel of the Borrower (or other executive officer of the Borrower performing similar functions), each officer whose name is set forth on the incumbency certificate delivered to the Administrative Agent on the Effective Date or any

update thereto certified by the Secretary, the Assistant Secretary or another Responsible Officer performing similar functions or any other officer of the Borrower responsible for overseeing or reviewing compliance with this Agreement.

“Return Date” has the meaning set forth in Section 2.02.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business (or any successor thereof).

“Sanctions” has the meaning set forth in the definition of “Embargoed Person”.

“Scheme” means the “Scheme” under and as defined in the Transaction Agreement.

“Scheme Circular” means the “Scheme Document” under and as defined in the Transaction Agreement.

“Scheme Consideration” means “Scheme Consideration” under and as defined in the Transaction Agreement.

“Scheme Documents” means the Scheme Press Announcement and the Scheme Circular.

“Scheme Effective Date” means the date of delivery to the Registrar of the Court Order together with the minute required by Section 86 of the Irish Companies Act confirming the reduction of capital and such reduction of capital having become effective upon the registration of the Court Order and minute by the Registrar.

“Scheme Press Announcement” means the Scheme Press Announcement publicly filed by the Borrower on June 25, 2019.

“Screen Rate” has the meaning set forth in the definition of “Eurocurrency Rate”.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of the Borrower that constitutes a “significant subsidiary” under Regulation S-X promulgated by the SEC.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Allergan Debt” means the floating rate notes due March 2020 in an aggregate principal amount of $500,000,000 and the 3.0% Senior Notes due March 2020 in an aggregate principal amount of $3,500,000,000, in each case issued by Allergan Funding SCS.

“Squeeze Out Notice” means a notice given under Chapter 2, Part 9 of the Irish Companies Act given by the Borrower to a Allergan Shareholder who has not accepted the Takeover Offer and implementing the Squeeze Out Procedures.

“Squeeze Out Procedures” means the procedures set out in Chapter 2, Part 9 of the Irish Companies Act for the compulsory acquisition of any minority shareholders in an Irish company.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Rate Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding Voting Stock to elect a majority of the board of directors (or similar governing body) of such entity (irrespective of whether at the time the Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  For the avoidance of doubt, no member of the Allergan Group shall constitute a Subsidiary of the Borrower unless and until the occurrence of the Closing Date.

“Syndication Agent” means MUFG Bank, Ltd.

“Takeover Offer” means the “Takeover Offer” under and as defined in the Transaction Agreement.

“Takeover Offer Document” means the “Takeover Offer Document” under and as defined in the Transaction Agreement.

“Takeover Panel” means the Irish Takeover Panel.

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” has the meaning set forth in the recitals hereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Tranche” shall mean (a) when used with reference to Advances, refers to whether such Advances are 364-Day Tranche Advances, 3-Year Tranche Advances or 5-Year Tranche Advances, (b) when used with reference to Commitments, refers to whether such Commitments are 364-Day Tranche Commitments, 3-Year Tranche Commitments or 5-Year Tranche Commitments and (c) when used with reference to Lenders, refers to whether such Lenders are 364-Day Tranche Lenders, 3-Year Tranche Lenders or 5-Year Tranche Lenders.

“Transaction Agreement” means the Transaction Agreement, dated as of June 25, 2019, by and among the Borrower, Venice Subsidiary LLC, a Delaware limited liability company and Allergan.

“Transactions” has the meaning set forth in the recitals hereto.

“Trustee” has the meaning set forth in the definition of “Existing Public Notes”.

“Type” refers to a Base Rate Advance or a Eurocurrency Rate Advance.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unconditional Date” means the date on which the Takeover Offer is declared or becomes unconditional in all respects.

“United States” and “U.S.” each means the United States of America.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning set forth in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.                          Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding”.

Section 1.03.                          Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”) (it being agreed that (A) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of a member of the Consolidated Group at “fair value”, as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (B) notwithstanding anything to the contrary in this Section 1.03 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated).  If at any time any change in GAAP would affect the calculation of any covenant set forth herein and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP.

Section 1.04.                          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto and (e) unless indicated otherwise (expressly or as the context may require), each reference in this Agreement to a specific “Article”, “Section” or “clause” shall refer to the corresponding article, section or clause of this Agreement.

Section 1.05.                          Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.                          The Advances.

(a)                                 If a Pre-Closing Funding Election has been made, each 364-Day Tranche Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to advance same day funds denominated in Dollars to the Administrative Agent on the Pre-Closing Funding Date in an amount requested by the Borrower and otherwise in accordance with Section 2.02, not to exceed an amount equal to such Lender’s 364-Day Tranche Commitment immediately prior to the making of such advance.  If a Pre-Closing Funding Election has not been made, each 364-Day Tranche Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make a 364-Day Tranche Advance denominated in Dollars to the Borrower on the Closing Date in an amount requested by the Borrower and otherwise in accordance with Section 2.02, not to exceed an amount equal to such Lender’s 364-Day Tranche Commitment immediately prior to the making of such 364-Day Tranche Advance.  Each Lender’s 364-Day Tranche Commitment shall terminate upon the making of the 364-Day Tranche Advances on the Closing Date.  364-Day Tranche Advances borrowed under this Section 2.01(a) and paid or prepaid may not be reborrowed.

(b)                                 If a Pre-Closing Funding Election has been made, each 3-Year Tranche Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to advance same day funds denominated in Dollars to the Administrative Agent on the Pre-Closing Funding Date in an amount requested by the Borrower and otherwise in accordance with Section 2.02, not to exceed an amount equal to such Lender’s 3-Year Tranche Commitment immediately prior to the making of such advance.  If a Pre-Closing Funding Election has not been made, each 3-Year Tranche Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make a 3-Year Tranche Advance denominated in Dollars to the Borrower on the Closing Date in an amount requested by the Borrower and otherwise in accordance with Section 2.02, not to exceed an amount equal to such Lender’s 3-Year Tranche Commitment immediately prior to the making of such 3-Year Tranche Advance.  Each Lender’s 3-Year Tranche Commitment shall terminate upon the making of the 3-Year Tranche Advances on the Closing Date.  3-Year Tranche Advances borrowed under this Section 2.01(b) and paid or prepaid may not be reborrowed.

(c)                                  If a Pre-Closing Funding Election has been made, each 5-Year Tranche Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to advance same day funds denominated in Dollars to the Administrative Agent on the Pre-Closing Funding Date in an amount requested by the Borrower and otherwise in accordance with Section 2.02, not to exceed an amount equal to such Lender’s 5-Year Tranche Commitment immediately prior to the making of such advance.  If a Pre-Closing Funding Election has not been made, each 5-Year Tranche Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make a 5-Year Tranche Advance denominated in Dollars to the Borrower on the Closing Date in an amount requested by the Borrower and otherwise in accordance with Section 2.02, not to exceed an amount equal to such Lender’s 5-Year Tranche Commitment immediately prior to the making of such 5-Year Tranche Advance.  Each Lender’s 5-Year Tranche Commitment shall terminate upon the making of the 5-Year Tranche Advances on the Closing Date.  5-Year Tranche Advances borrowed under this Section 2.01(c) and paid or prepaid may not be reborrowed.

Section 2.02.                          Making the Advances.  (a) (A) Each Borrowing shall be made on notice by the Borrower, given not later than (x) 10:00 a.m. (Local Time) on the third Business Day prior to the proposed date of Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 10:00 a.m. (Local Time) on the Business Day prior to the proposed date of Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each applicable Lender prompt notice thereof by telecopier or other electronic communication.  Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) the

Tranche of the requested Borrowing, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, (v) initial Interest Period for such Advance, if such Borrowing is to consist of Eurocurrency Rate Advances, and (vi) account or accounts in which the proceeds of the Borrowing should be credited. Each Lender shall, before 1:00 p.m. (Local Time) on the Closing Date make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing.

(B) Notwithstanding the forgoing clause (A), if a Pre-Closing Funding Election has been made, subject solely to the satisfaction (or waiver by the Required Lenders) of the conditions set forth in Section 3.02 other than the Allergan Acquisition Related Conditions, each Lender shall, before 1:00 p.m. (Local Time) one Business Day prior to the proposed date of Borrowing set forth in the Notice of Borrowing (such date the “Pre-Closing Funding Date”), fund into the Pre-Closing Funding Account, in same day funds, such Lender’s ratable portion of such Borrowing (such amounts, the “Pre-Closing Funded Amount”).  Each Lender authorizes the Administrative Agent to release all amounts deposited by the Lenders into the Pre-Closing Funding Account and make such funds available to the Borrower on the Closing Date subject solely to the satisfaction (or waiver by the Required Lenders) of each of the Allergan Acquisition Related Conditions on the Closing Date, whereupon the Administrative Agent will make such funds available to the Borrower in immediately available funds to the account or accounts specified by the Borrower to the Administrative Agent in the Notice of Borrowing; provided that, (x) the “Pre-Closing Funding Election” shall mean the election by the Borrower to cause the Pre-Closing Funded Amount to be funded to the Pre-Closing Funding Account on the Pre-Closing Funding Date, which election shall be set forth in or accompany a Notice of Borrowing delivered not later than (i) 10:00 a.m. (Local Time) on the third Business Day prior to the Pre-Closing Funding Date (in the case of Eurocurrency Rate Advances) and (ii) 10:00 a.m. (Local Time) on the Business Day prior to the Pre-Closing Funding Date (in the case of Base Rate Advances), (y) each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required under Section 3.02 to be consented to or approved by or acceptable or satisfactory to a Lender, and to have confirmed satisfaction with Section 3.02(g), in each case unless the Administrative Agent shall have received notice from such Lender prior to the proposed Pre-Closing Funding Date specifying its objection thereto and (z) solely for the purpose of the foregoing authorization, receipt of the certificates pursuant to Section 3.02(d)(B), Section 3.02(e)(i)(B) and Section 3.02(e)(ii)(B) shall be deemed satisfaction of the applicable conditions set forth in Section 3.02(d)(A), Section 3.02(e)(i)(A) or Section 3.02(e)(ii)(A), as applicable, and the Administrative Agent shall be fully allowed to rely on such certificates and shall not be liable for any action taken in reliance on such certificate.  In the event the satisfaction (or waiver by Required Lenders) of the conditions set forth in Section 3.02 does not occur by 12:00 noon (Local Time) on the date that is two Business Days after the Pre-Closing Funding Date (the “Return Date”), the Pre-Closing Funded Amount shall be returned to the respective Lenders within one Business Day of the Return Date, and the Borrower shall simultaneously therewith pay interest accrued thereon from the Pre-Closing Funding Date to the Return Date, together with any amounts due thereon pursuant to Section 2.02(c), calculated as if the return of such funds was a prepayment of Advances in an equal principal amount on the Return Date; provided that, for the avoidance of doubt, to the extent the Pre-Closing Funded Amount has been returned to the Lenders in accordance with this sentence, (i) the Borrower shall not be prohibited from submitting a subsequent Notice of Borrowing in accordance with this Section 2.02 and (ii) the Commitment of each Lender shall be determined without giving effect to such Lender’s funding of the Pre-Closing Funded Amount.  The Borrower agrees that interest shall accrue on the Pre-Closing Funded Amount from and including the Pre-Closing Funding Date as if the Pre-Closing Funded Amount had been advanced to the Borrower as an Advance hereunder; provided, that if a Pre-Closing Funding Election has been made by the Borrower, no commitment fee pursuant to Section 2.04(a) shall accrue on any date on which the Pre-Closing Funded Amount is held in the Pre-Closing Funding Account.  For the avoidance of doubt, (x) the funding of the Pre-Closing Funded Amount shall not constitute an Advance to (or Borrowing by) the Borrower until such amount has been released to the

Borrower on the Closing Date in accordance with this Section 2.02(a), and (y) any return of the Pre-Closing Funded Amount to the Lenders in accordance with this Section 2.02(a) shall not constitute a prepayment of an Advance.  For the purpose of this Section 2.02(a), the “Pre-Closing Funding Account” means an account in the name of (i) the Administrative Agent or an Affiliate of the Administrative Agent or (ii) a financial institution (in its capacity as escrow agent) designated by the Administrative Agent and approved by the Borrower, which account has been identified as the “Pre-Closing Funding Account” by notice in writing from the Borrower to the Lenders, and which account shall have terms reasonably satisfactory to the Administrative Agent and the Borrower and “Allergan Acquisition Related Conditions” means the conditions set forth in Sections 3.02(d), (e) and (f).

(b)                                 Anything in Section 2.02(a) to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than twenty separate Borrowings (or such additional Borrowings as may be agreed by the Administrative Agent in its reasonable discretion).

(c)                                  The Notice of Borrowing shall be revocable (if the closing of the Allergan Acquisition is delayed) and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender (including amounts pursuant to Section 2.02(a)) as a result of any failure by the Borrower to borrow on the date specified in the Notice of Borrowing (including as a result of the failure of any conditions specified in such notice to be satisfied or waived by the Borrower on such date or the applicable Notice of Borrowing being revoked) or any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)                                  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)                                   If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.03.                          [Reserved].

Section 2.04.                          Fees.

(a)                                 Commitment Fee.  The Borrower shall pay, or cause to be paid, to the Administrative Agent, for the account of each Lender under the applicable Tranche (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a non-refundable commitment fee calculated (in accordance with Section 2.13(c)) on a daily basis at a rate per annum equal to the Applicable Percentage for such date on the aggregate outstanding Commitments of each Lender under the applicable Tranche as of such date, accruing commencing on the Effective Date and payable in arrears on the Closing Date (with respect to all amounts accrued to such date) or the earlier termination of the Commitments in full.

(b)                                 Signing Fee. The Borrower shall pay, or cause to be paid, within one Business Day of the Effective Date, all fees and other amounts then due and payable by the Borrower to the Administrative Agent, the Lead Arrangers and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person on or prior to the Effective Date and to the extent such amounts are payable on or prior to the Effective Date.

(c)                                  Additional Fees.  The Borrower shall pay to the Administrative Agent and Lead Arrangers for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between the Borrower and the Administrative Agent and/or Lead Arrangers.

(d)                                 Calculation of Commitment.  For the avoidance of doubt, with respect to the definition of “Mandatory Cancellation Event” and the ability thereunder for the Borrower to provide notices and issue documents to facilitate a switch from a Scheme to a Takeover Offer and vice versa, the Commitment shall be deemed to be in effect until the end of the day on which the applicable notice or issuance is required to but does not occur for the purposes of calculating any fees under this Agreement or any fee letters related hereto.

Section 2.05.                          Termination or Reduction of the Commitments; Mandatory Prepayments.

(a)                                 Mandatory Termination or Reduction of the Commitments. Unless previously terminated, the Commitments shall automatically terminate at 5:00 p.m. (Local Time) on the earlier of (i) the date on which all of the Certain Funds Purposes have been achieved without the making of any Advances and (ii) the time after a Mandatory Cancellation Event occurs; provided that in any event the Commitments shall terminate in full on the Closing Date after the proceeds of the Advances have been made available to the Borrower.

(b)                                 Optional Termination or Reduction of the Commitments.  The Borrower shall have the right, upon at least three Business Days’ prior written notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the Commitments of any Tranche of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than $25,000,000 and an integral multiple of $1,000,000 in excess thereof; provided, further that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Each reduction of the Commitments with respect to any Tranche shall be made ratably among the Lenders of such Tranche in accordance with their respective Commitments of such Tranche.

(c)                                  Defaulting Lender Commitment Reductions.  The Borrower may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior written notice to the Administrative Agent (which shall promptly notify such Defaulting Lender), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.18(c) will continue to apply to all amounts thereafter paid by the Borrower for the account of any Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.06.                          Repayment of Advances.

(a)                                 The Borrower shall repay to the Administrative Agent, for the ratable account of the 364-Day Tranche Lenders on the Maturity Date with respect to the 364-Day Tranche Advances, the aggregate principal amount of all 364-Day Tranche Advances made to the Borrower outstanding on such date.

(b)                                 The Borrower shall repay to the Administrative Agent, for the ratable account of the 3-Year Tranche Lenders on the Maturity Date with respect to the 3-Year Tranche Advances, the aggregate principal amount of all 3-Year Tranche Advances made to the Borrower outstanding on such date.

(c)                                  The Borrower shall repay to the Administrative Agent, (i) on the last Business Day of each March, June, September and December of each year (commencing on the last day of the first fiscal quarter of the Borrower ending after the third anniversary of the Closing Date), an amount equal to 2.5% of the aggregate principal amount of the 5-Year Tranche Advances outstanding immediately after the Closing Date and (ii) on the Maturity Date with respect to the 5-Year Tranche Advances, the aggregate principal amount of all 5-Year Tranche Advances made to the Borrower outstanding on such date.

Section 2.07.                          Interest on Advances.

(a)                                 Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of the Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the Maturity Date.

(ii)                                  Eurocurrency Rate Advances.  During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require the Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) principal amounts that are overdue, payable in arrears on the dates referred to in Section 2.07(a)(i) or 2.07(a)(ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.07(a)(i) or 2.07(a)(ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.07(a)(i); provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

Section 2.08.                          Interest Rate Determination.  (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or 2.07(a)(ii).

(b)                                 Subject to Section 2.20 in all respects to the extent governed by the provisions thereunder, if, prior to the commencement of any Interest Period for any Eurocurrency Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurocurrency Rate for Dollars and such Interest Period or (ii) the Required Lenders notify the Administrative Agent that the Eurocurrency Rate for Dollars and such Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances in Dollars for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders.  Thereafter, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances causing such suspension no longer exist, any Eurocurrency Rate Advances requested to be made, converted or continued as or into, as applicable, Eurocurrency Rate Advances, in each case, shall (in the case of conversions or continuations, on the last day of the then existing Interest Period) be made, converted or continued as or into, as applicable, Base Rate Advances.

(c)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to the Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, be continued as Eurocurrency Rate Advances with a one month Interest Period.

(d)                                 [Reserved].

(e)                                  Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

Section 2.09.                          Optional Conversion of Advances.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (Local Time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior) and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances made to the Borrower of one Type comprising the same Borrowing into Advances of the other Type (such notice, a “Notice of Conversion”); provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances unless the Borrower has made the payments required under Section 9.04(c), any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance.  Each Notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10.                          Optional Prepayments of Advances.

(a)                                 Optional Prepayments.  The Borrower may, upon written notice to the Administrative Agent stating the proposed date, applicable Tranche and aggregate principal amount of the proposed prepayment, given not later than 11:00 a.m. (Local Time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances, and not later than 11:00 a.m. (Local Time) at least two Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Eurocurrency Rate Advances (or such later time as the Administrative Agent, in its reasonable discretion, may agree to), and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to the Borrower in whole or ratably in part, and in the case of any Eurocurrency Rate Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or $1,000,000 in excess thereof and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Eurocurrency Rate Advance, the Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Each prepayment of Advances shall be applied ratably to the Tranche or Tranches of Advances specified by the Borrower in the applicable notice of prepayment, and each prepayment of Advances of any Tranche or Tranches shall be applied against payments otherwise required under Section 2.06(c) in direct order of maturity (unless otherwise directed by the Borrower).

Section 2.11.                          Increased Costs.  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender (or the Administrative Agent), if later, the date on which such Lender (or the Administrative Agent) becomes a Lender (or the Administrative Agent)), there shall be any increase in the cost to any Lender or the Administrative Agent of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes as to which such Lender is indemnified under Section 2.14, (ii) Excluded Taxes, or (iii) Other Taxes), then the Borrower shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay to the Administrative Agent for the account of such Lender (or for its own account, if applicable) additional amounts sufficient to compensate such Lender or the Administrative Agent for such increased cost.  A certificate describing such increased costs in reasonable detail delivered to the Borrower shall be conclusive and binding for all purposes, absent demonstrable error.

(b)                                 If any Lender reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or its Applicable Lending Office or any corporation controlling such Lender and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, the Borrower shall, from time to time upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.

(c)                                  Notwithstanding anything in this Section 2.11 to the contrary, for purposes of this Section 2.11, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender, if later, the date on which such Lender becomes a Lender).  Notwithstanding the foregoing in this Section 2.11, no Lender shall demand compensation pursuant to this Section 2.11(c) unless such Lender is generally making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender is a party.

Section 2.12.                          Illegality.  Notwithstanding any other provision of this Agreement, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically, upon such notification, be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Eurocurrency Rate Advance of each Lender will automatically, upon such notification, Convert into a Base Rate Advance and (ii) the obligation of each Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and each Lender that the circumstances causing such suspension no longer exist.

Section 2.13.                          Payments and Computations.  (a) The Borrower shall make each payment required to be made by it under this Agreement not later than 12:00 noon (Local Time) on the day when due in Dollars to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees or duration fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.11, 2.14, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)                                 The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between the Borrower and such Lender.

(c)                                  All computations of interest based on the Base Rate (to the extent based on the Prime Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all other computations of interest, and of commitment fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d)                                 Except as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)                                  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the NYFRB Rate.

Section 2.14.                          Taxes.  (a) Any and all payments by or on behalf of the Borrower under any Loan Document shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future Taxes, including levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, (i) taxes imposed on (or measured by) its overall net income (however denominated), franchise taxes, and branch profits taxes, in each case only to the extent imposed by the jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof or as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) any branch profits Taxes imposed by the United States, (iii) backup withholding Tax imposed by the United States on payments by the Borrower to any Lender, (iv) any Tax that is imposed by the United States by reason of such recipient’s failure to comply with Section 2.14(f) and (v) any taxes imposed under FATCA, including as a result of such recipient’s failure to comply with Section 2.14(f)(iv) (all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Loan Document being hereinafter referred to as “Excluded Taxes”).  If the Borrower shall be required by applicable law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, (A) the Borrower shall make such deductions and (B) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.  If the Borrower shall be required by applicable law to deduct any Taxes other than Excluded Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 In addition, without duplication of any other obligation set forth in this Section 2.14, the Borrower agrees to pay any present or future stamp and documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made by it under any Loan Document or from the execution, delivery or registration of, or performance under, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”), except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment or the designation of a new Applicable Lending Office.

(c)                                  Without duplication of any other obligation set forth in this Section 2.14, the Borrower shall indemnify each Lender and each Agent for the full amount of Taxes (other than Excluded Taxes) and Other Taxes (except to the extent such Other Taxes are Other Connection Taxes imposed solely as a result of an assignment or the designation of a new Applicable Lending Office) imposed on or paid by such Lender or such Agent, as the case may be, in respect of Advances made to the Borrower and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or such Agent, as the case may be, makes written demand therefor.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(e) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Within 30 days after the date of any payment of Taxes or Other Taxes for which the Borrower is responsible under this Section 2.14, the Borrower shall furnish to the Administrative Agent, at its address as specified pursuant to Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(f)                                   Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(i), (ii) or (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)                                     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(ii)                                  any Non-U.S. Lender shall, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only if such Non-U.S. Lender is legally entitled to do so, whichever of the following is applicable:

(A)                          executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(B)                          executed originals of IRS Form W-8ECI;

(C)                          in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10-percent shareholder” of either Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the

Internal Revenue Code and two (2) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)                          to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.13(f)(ii)(C)(1), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a certificate in compliance with Section 2.13(f)(ii)(C)(1) on behalf of such partner or partners.

In addition, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(iii)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies, as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)                              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause 2.14(f)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(v)                                 the Administrative Agent shall provide the Borrower with two duly completed copies of, if it is not a U.S. Person, IRS Form W-8ECI or W-8BEN-E with respect to payments to be received by it as a beneficial owner and IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of the Borrower.  In the event that the Administrative Agent is a U.S. Person, the Administrative Agent shall provide the Borrower with two duly completed copies of IRS Form W-9.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  In the event that an additional payment is made under Section 2.14(a) or 2.14(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has irrevocably received a refund of any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such refund, pay to the Borrower such amount as such Lender shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding.  Nothing contained in this Section 2.14(g) shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h)                                 [Reserved].

(i)                                     Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(j)                                    For purposes of this Section 2.14, the term “applicable law” includes FATCA.

Section 2.15.                          Sharing of Payments, Etc.  Subject to Section 2.18 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

Section 2.16.                          Use of Proceeds.  The proceeds of the Advances shall be available, and the Borrower agrees that it shall apply such proceeds, solely towards Certain Funds Purposes.

Section 2.17.                          Evidence of Debt.  (a) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include (i) the date and amount of each Borrowing made hereunder by the Borrower, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(b)                                 Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to clause (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Lender under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.18.                          Defaulting Lenders.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.18(b)):

(i)                                     such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a);

(ii)                                  to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iii)                               the Borrower may at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b)                                 If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, as the Borrower may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.18(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.19.                          Mitigation.  (a) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrower to pay any amount pursuant to Section 2.11 or 2.14 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrower and the Administrative Agent).  In furtherance of the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

(b)                                 Notwithstanding any other provision of this Agreement, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.11 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event or circumstance.

Section 2.20.                          Effect of Benchmark Transition Event.

(a)                                 Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment.  No replacement of LIBOR with a Benchmark

Replacement pursuant to this Section 2.20 will occur prior to the applicable Benchmark Transition Start Date.

(b)                                 In connection with the implementation of a Benchmark Replacement, the Administrative Agent, with the written consent of the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)                                  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Required Lenders, as applicable, in each case with consent of the Borrower, pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.20.

(d)                                 Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Rate Advance of, conversion to or continuation of Eurocurrency Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

ARTICLE 3
CONDITIONS TO EFFECTIVENESS AND LENDING; CERTAIN FUNDS PERIOD

Section 3.01.                          Conditions Precedent to Effective Date.  This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waived by the Required Lenders):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 [Reserved.]

(c)                                  [Reserved.]

(d)                                 The Administrative Agent shall have received on or before the Effective Date, one or more certificates of the Borrower signed by a Responsible Officer:

(i)                                     Certifying that no Default or Event of Default shall have occurred or would occur and be continuing on the Effective Date;

(ii)                                  Certifying that the representations and warranties contained in Article 4 are true and correct in all material respects on and as of the Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except where such representations and warranties expressly relate to the Closing Date, in which case such representations and warranties shall not be required to be made on the Effective Date);

(iii)                               Certifying that as of the Effective Date the commitments under the Bridge Facility shall be reduced by $6,000,000,000 substantially concurrent with the occurrence of the Effective Date; and

(iv)                              Enclosing:

(A)                          Copies of the Borrower’s charter and by-laws, certified in each instance by its Secretary, Assistant Secretary or any other Responsible Officer of the Borrower; and

(B)                          Copies of the resolutions or similar authorizing documentation of the governing body of the Borrower authorizing the execution and delivery of the Loan Documents, certified by its Secretary or Assistant Secretary or any other Responsible Officer of the Borrower.

(e)                                  The Administrative Agent shall have received on or before the Effective Date, each dated on or, as applicable, prior to such date:

(i)                                     A good standing certificate or similar certificate dated a date reasonably close to the Effective Date from the jurisdiction of formation of the Borrower;

(ii)                                  A customary certificate of the Secretary, Assistant Secretary or another Responsible Officer of the Borrower certifying the names and true signatures of the Borrower’s officers authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder; and

(iii)                               A favorable opinion letter of Kirkland & Ellis LLP in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinion.

(f)                                   [reserved]

(g)                                  The Administrative Agent shall have received, at least 3 Business Days prior to the Effective Date, so long as requested no less than 10 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date in writing promptly upon such conditions precedent being satisfied (or waived by the Required Lenders), and such notice shall be conclusive, binding and final.

Section 3.02.                          Conditions Precedent to Pre-Closing Funding Date and/or Closing Date.  Subject to Section 2.02, each of the occurrence of the Pre-Closing Funding Date or the Closing Date, as applicable, and the obligation of each Lender to fund its Pre-Closing Funded Amount on the Pre-Closing Funding Date or to make an Advance on the Closing Date, as applicable, is subject to the satisfaction (or waiver by the Required Lenders) of the following conditions:

(a)                                 The Effective Date shall have occurred (it being understood and agreed that the Effective Date occurred on July 12, 2019 and this condition has been satisfied).

(b)                                 As of the Closing Date (or, if applicable, the Pre-Closing Funding Date), if the Allergan Acquisition is effected by way of a Scheme, the Administrative Agent shall have received:

(i)                                     a certificate of the Borrower signed by a Responsible Officer certifying:

(1)                       the date on which the Scheme Circular was posted to the shareholders of Allergan;

(2)                       the date on which the Scheme Press Announcement was issued; and

(3)                       the date on which the High Court has sanctioned the Scheme; and

(ii)                                  a copy of the Scheme Circular, certified as a true and correct copy by a Responsible Officer of the Borrower; and

(iii)                               a copy of the Scheme Press Announcement, certified as a true and correct copy by a Responsible Officer of the Borrower.

(c)                                  As of the Closing Date (or, if applicable, the Pre-Closing Funding Date), if the Allergan Acquisition is effected by way of a Takeover Offer, the Administrative Agent shall have received:

(i)                                     a certificate of the Borrower signed by a Responsible Officer certifying:

(1)                       the date on which the Takeover Offer Document was posted to the shareholders of Allergan; and

(2)                       the date on which the Offer Press Announcement was issued; and

(ii)                                  a copy of the Takeover Offer Document, certified as a true and correct copy by a Responsible Officer of the Borrower; and

(iii)                               a copy of the Offer Press Announcement, certified as a true and correct copy by a Responsible Officer of the Borrower.

(d)                                 On the Closing Date (A) (x) no Certain Funds Default is continuing or would result from the proposed Borrowing and (y) the Certain Funds Representations are true and correct (or, if a Certain

Funds Representation does not include a materiality concept, true and correct in all material respects) as of such date and (B) the Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer certifying as to the satisfaction of the condition set forth in the foregoing clause (A);

(e)                                  Where (i)(A) the Allergan Acquisition is effected by way of a Scheme, the Allergan Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be consummated in all material respects in accordance with the terms and conditions of both the Transaction Agreement and the Scheme Documents (it being understood that substantially concurrently shall permit the payment of cash component of the Scheme Consideration being made within 14 days after the Scheme Effective Date) without giving effect to any amendment to the Scheme Documents or waiver thereof (except as permitted by Section 5.01(j)(i)) and (B) the Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer certifying (1) as to the satisfaction of the condition set forth in the preceding clause (i)(A) and (2) attaching a copy of the Court Order, a copy of the Required EGM Resolutions, minute required by Section 86 of the Irish Companies Act to be filed with the Companies Registration Office and the Certificate of Registration in relation to the reduction in share capital involved in the Scheme, in each case, certified as a true and correct copy received from Allergan or (ii)(A) the Allergan Acquisition is effected by way of a Takeover Offer, the Takeover Offer has been, or substantially concurrently with the occurrence of the Closing Date shall be consummated in all material respects in accordance with the terms and conditions of the Transaction Agreement and the Takeover Offer Document and shall have become unconditional in all respects in accordance with the terms of the Transaction Agreement and the Takeover Offer Document (it being understood that substantially concurrently shall permit the payment of cash consideration for the tendered Allergan Shares being made within 14 days of the Unconditional Date) without giving effect to any amendment to the Takeover Offer Document or waiver thereof (except as permitted by Section 5.01(k)(i)) and (B) the Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer certifying as to the satisfaction of the condition set forth in the preceding clause (ii)(A).

(f)                                   All fees and other amounts then due and payable by the Borrower to the Administrative Agent, the Lead Arrangers and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person at least three Business Days prior to the Pre-Closing Funding Date or the Closing Date, as applicable.

(g)                                  As of the Pre-Closing Funding Date or the Closing Date, as applicable, solely with respect to the applicable Lender (without affecting the condition to any other Lender’s funding obligation hereunder), there shall not be in effect any applicable law or order in any jurisdiction of competent authority that permanently enjoins, prevents or prohibits the performance of its funding obligation under Section 2.01 (and the Lender agrees that it shall use commercially reasonable efforts to assign its Commitments to an Affiliate of such Lender that is not subject to such enjoinment, prevention or prohibition (to the extent not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender)).

(h)                                 The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date as soon as practicable upon its occurrence, and such notice shall be conclusive, binding and final.

Section 3.03.                          Actions by Lenders During the Certain Funds Period.

During the Certain Funds Period and notwithstanding (i) any provision to the contrary in the Loan Documents or (ii) that any condition set out in Section 3.01 may subsequently be determined to not have been satisfied or any representation or warranty given on the Effective Date was incorrect in any respect, none of the Lenders nor the Agents shall, unless a Certain Funds Default has occurred and is continuing or would result from a proposed Borrowing, be entitled to:

(i)                                     cancel any of its Commitments;

(ii)                                  (x) rescind, terminate, repudiate, claim invalidity of or cancel the Loan Documents or the Commitments, (y) exercise any similar right or remedy or (z) make or enforce any claim under the Loan Documents it may have to the extent, in this clause (z), to do so would prevent, delay, limit or adversely impact the making of an Advance for Certain Funds Purposes;

(iii)                               refuse to participate in the making of an Advance (or the funding of its Pre-Closing Funded Amount on the Pre-Closing Funding Date, if applicable) for Certain Funds Purposes unless the applicable conditions set forth in Section 3.02 have not been satisfied (or waived by the Required Lenders) as of the applicable date;

(iv)                              exercise any right of set-off or counterclaim in respect of an Advance (or the funding of its Pre-Closing Funded Amount on the Pre-Closing Funding Date, if applicable) to the extent to do so would prevent, delay, limit or adversely impact the making of an Advance for Certain Funds Purposes; or

(v)                                 cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document;

provided that immediately upon the expiry of the Certain Funds Period, but subject to any limitations set forth herein, including with respect to the Borrower’s remedies prior to the Clean-up Date, all such rights, remedies and entitlements shall be available to the Lenders and the Agents notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.01.                          Representations and Warranties.  The Borrower represents and warrants on the Effective Date and on the Closing Date, respectively, as follows:

(a)                                 The Borrower is duly organized, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization.

(b)                                 The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, (i) are within the Borrower’s organizational powers, (ii) have been duly authorized or ratified by all necessary organizational action of the Borrower and (iii) do not contravene (A) the Borrower’s charter or by-laws or (B) any law, regulation or contractual restriction binding on or affecting the Borrower, except, in the case of clause (iii)(B), as would not be reasonably expected to have a Material Adverse Effect.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby.

(d)                                 This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower.  This Agreement and the other Loan Documents are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)                                  Each of the Previously Delivered Financial Statements (to the Borrower’s knowledge as of the Effective Date with respect to the financial statements of Allergan) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and Allergan, as applicable, and their respective Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(f)                                   There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (i) would reasonably be expected to have a Material Adverse Effect (other than the litigations disclosed pursuant to the Borrower’s Form 10-K for the fiscal year ended December 31, 2018, any litigations disclosed on Schedule 4.01(f)) and, in the case of the representation and warranty to be made on the Closing Date, the litigations disclosed pursuant to Allergan’s Form 10-K for the fiscal year ended December 31, 2018) or (ii) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g)                                  Immediately following the application of the proceeds of the Advances on the Closing Date, not more than 25% of the value of the assets of the Borrower will be Margin Stock.

(h)

(i)                                     All written information (other than the Projections) concerning the Borrower, Allergan and their Subsidiaries and the transactions contemplated hereby or otherwise prepared by or on behalf of the Borrower and its Subsidiaries and furnished by such Persons to the Agents or the Lenders prior to the Effective Date in connection with the negotiation of, or pursuant to the terms of, this Agreement, when taken as a whole (and with respect to information regarding the Allergan Group, to the Borrower’s knowledge as of the Effective Date), was true and correct in all material respects as of the date when furnished by such Person to the Agents or the Lenders and did not, taken as a whole, when so furnished contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.  The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or its Subsidiaries and that have been furnished by such Person to any Lenders or the Administrative Agent prior to the Effective Date in connection with the transactions contemplated hereby were prepared in good faith based upon assumptions believed by such Person to be reasonable as of the date of such Projections (it being understood that actual results may vary materially from the Projections).

(ii)                                  Since December 31, 2018, except to the extent disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, in each case filed by the Borrower with the Securities and Exchange Commission after such date and on or prior to the Effective Date, there has not occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i)                                     No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(j)                                    As of the last annual actuarial valuation date prior to the Effective Date, the Borrower’s Pension Plan was not in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code) and no other Plan was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(k)                                 Neither the Borrower nor any ERISA Affiliate (i) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

(l)                                     (i) The operations and properties of the Consolidated Group comply in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.

(m)                             (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best knowledge of the Borrower, is adjacent to any such property other than such properties of a member of the Consolidated Group that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the best knowledge of the Borrower, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Borrower, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n)                                 No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(o)                                 No member of the Consolidated Group is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended).

(p)                                 The Advances and all related obligations of the Borrower under this Agreement rank pari passu with all other unsecured obligations of the Borrower that are not, by their terms, expressly subordinate to the obligations of the Borrower hereunder.

(q)                                 The proceeds of the Advances will be used in accordance with Section 2.16.

(r)                                    No member of the Consolidated Group or any of their respective officers or directors (a) have violated or is in violation of, in any material respects, or has engaged in any conduct or dealings that would be sanctionable under any applicable material anti- money laundering law or any Sanctions or (b) is an Embargoed Person; provided that if any member of the Consolidated Group (other than the Borrower) becomes an Embargoed Person pursuant to clause (b)(iii) of the definition thereof as a result of a country or territory becoming subject to any applicable Sanctions program after the Effective Date, such Person shall not be an Embargoed Person so long as (x) the Borrower is taking reasonable steps to either obtain an appropriate license for transacting business in such country or territory or to cause such Person to no longer reside, be organized or chartered or have a place of business in such country or territory and (y) such Person’s residing, being organized or chartered or having a place of business in such country or territory would not be reasonably expected to have a Material Adverse Effect.  The Consolidated Group have adopted and maintain policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with Sanctions.

(s)                                   No member of the Consolidated Group is in violation, in any material respects, of any applicable law, relating to anti-corruption (including the FCPA and the United Kingdom Bribery Act of 2010) (“Anti-Corruption Laws”) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the USA PATRIOT ACT, the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2011, the United Kingdom Terrorism (United Nations Measures) Order of 2006, the United Kingdom Terrorism (United Nations Measures) Order of 2009 and the United Kingdom Terrorist Asset-Freezing etc.  Act of 2010).  The Consolidated Group have adopted and maintain policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with Anti-Corruption Laws.

(t)                                    The Borrower (a) will not use the proceeds of any Advances, and (b) will ensure and will cause each other member of the Consolidated Group to ensure, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Borrower or another member of the Consolidated Group), will ensure, that the proceeds of any Advances will not be used by such Persons, in each case of clause (a) and (b), (i) to fund any activities or business of or with any Embargoed Person, or in any country or territory, that at the time of such funding is the target of any Sanctions, (ii) in any other manner that would result in a violation of any Sanctions by the Agents, Lenders, the Borrower or any member of the Consolidated Group or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(u)                                 As of the Closing Date, (a) the release of the Scheme Press Announcement (if the Allergan Acquisition is consummated by way of a Scheme), and the posting of the Scheme Documents (if the Allergan Acquisition is consummated by way of a Scheme) or the Takeover Offer Document (if the Allergan Acquisition is consummated by way of a Takeover Offer), as applicable, has been duly authorized or ratified by the Borrower and (b) each of the obligations of the Borrower under the Takeover Offer Document or Scheme Document (as applicable) constitutes the legal, valid and binding obligation of the Borrower, except as may be limited by (i) bankruptcy, insolvency, examination or other similar laws affecting the rights and remedies of creditors generally and (ii) general principals of equity.

(v)                                 As of the Closing Date, (a) if the Allergan Acquisition is consummated by way of a Scheme, the Scheme Documents, taken as a whole, (i) do not contain any statement by or on behalf of the Borrower which is materially untrue or omit any material information in light of the circumstances in which they are delivered which makes any statement by or on behalf of the Borrower materially misleading and (ii) taken as a whole, contain all the material terms of the Scheme and (b) if the Allergan Acquisition is consummated by way of a Takeover Offer, the Offer Documents, taken as a whole, (i) do not contain any statement by or on behalf of the Borrower which is materially untrue or omit any material information in light of the circumstances in which they are delivered which makes any statement by or on behalf of the Borrower materially misleading and (ii) taken as a whole, contain all the material terms of the Takeover Offer.

ARTICLE 5
COVENANTS

Section 5.01.                          Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)                                 Compliance with Laws, Etc.  Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings or (ii) the failure to pay such taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Maintenance of Insurance.  Maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d)                                 Preservation of Existence, Etc.  Do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that the Borrower may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further that the Borrower shall not be required to preserve any such right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e)                                  Visitation Rights.  At any reasonable time and from time to time during normal business hours (but not more than once annually if no Event of Default has occurred and is continuing), upon reasonable notice to the Borrower, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrower.

(f)                                   Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group, in all material respects, and sufficient to permit the preparation of financial statements in accordance with GAAP.

(g)                                  Maintenance of Properties, Etc.  Cause all of its properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)                                 Transactions with Affiliates.  Conduct, and cause each member of the Consolidated Group to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (excluding the members of the Consolidated Group) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the provisions of this Section 5.01(h) shall not apply to the following:

(i)                                     the payment of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests in a member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person;

(ii)                                  payment of, or other consideration in respect of, compensation to, the making of loans to and payment of fees and expenses of and indemnities to officers, directors, employees or consultants of a member of the Consolidated Group and payment, or other consideration in respect of, directors’ and officers’ indemnities;

(iii)                               transactions pursuant to any agreement to which a member of the Consolidated Group is a party on the date hereof and set forth on Schedule 5.01(h);

(iv)                              transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices;

(v)                                 transactions ancillary to or in connection with the Transactions;

(vi)                              transactions approved by a majority of Disinterested Directors of the Borrower or of the relevant member of the Consolidated Group in good faith; or

(vii)                           any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower (or the board of directors of the relevant member of the Consolidated Group) from an accounting, appraisal or investment banking firm that is (a) in the good faith determination of the Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or the relevant member of the Consolidated Group, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(i)                                     Reporting Requirements.  Furnish to the Administrative Agent for further distribution to the Lenders:

(i)                                     as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of earnings and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of the Borrower as having been prepared in accordance with GAAP (subject to the absence of footnotes and year end audit adjustments);

(ii)                                  as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;

(iii)                               simultaneously with each delivery of the financial statements referred to in subclauses (i) and (ii) of this Section 5.01(i), a certificate of the Chief Financial Officer, the Controller or the Treasurer of the Borrower that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by the Borrower to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv)                              as soon as possible and in any event within five days after any Responsible Officer of the Borrower shall have obtained actual knowledge of the occurrence of each Default (or, with respect to Section 6.01(d), any default under the agreement or instrument relating to the applicable Debt subject to Section 6.01(d)) continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)                                 promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the SEC or any national securities exchange;

(vi)                              promptly after a Responsible Officer of the Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(ii); and

(vii)                           such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to subsections (i), (ii) and (v) of Section 5.01(i) above shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and available on the website of the SEC at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Borrower to the Administrative Agent providing notice of such availability).  The Borrower hereby acknowledges that the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain or another similar secure electronic system.

(j)                                    Scheme Undertakings.  From the Effective Date to the Closing Date, or, if earlier, until the Borrower has elected to switch to a Takeover Offer pursuant to Section 3.6 of the Transaction Agreement:

(i)                                     Terms of the Scheme.  The Borrower will ensure that (A) any variation of the terms and conditions of the Scheme Circular from the terms and conditions of the Scheme Press Announcement and (B) any amendment or waiver of any terms and conditions in the Scheme or any Scheme Document shall not, in each case of clauses (A) and (B), be materially adverse to the interests of the Lenders in their capacities as such, taken as a whole, unless the Administrative Agent (but not any Lender) has approved such variation, amendment or waiver in writing (which approval may be in the form of an email confirmation from the Administrative Agent (or its counsel on its behalf) and shall not be unreasonably withheld, delayed or conditioned) or such variations, amendments or waivers are required by the Takeover Panel, the Takeover Rules, the SEC or the High Court or under any applicable law or regulation; provided that the Borrower shall not increase the Cash Consideration for the Allergan Shares pursuant to the Scheme from the Cash Consideration set forth in the Transaction Agreement as in effect on the Effective Date; except that (x) an increase of Cash Consideration by less than 10% shall be permitted (and any increase in the Cash Consideration for the Allergan Shares by 10% or more shall require the consent of the Administrative Agent (but not any Lender)) and (y) any increase in Cash Consideration is permitted to the extent such increase is funded entirely (directly or indirectly) by the subscription for Equity Interests in the Borrower, or by the incurrence of any Debt that would not constitute a Debt Issuance, or cash on hand at the Borrower or any member of the Consolidated Group and any increase in any non-cash consideration shall not be deemed to be adverse to the interests of the Lenders.

(ii)                                  Dispatch of Scheme Circular. The Borrower will use reasonable endeavors to procure that the Scheme Circular is dispatched to the Allergan shareholders as soon as reasonably practicable after approval by the Takeover Panel and the SEC, to the extent such approval is required.

(iii)                               Progress of Scheme.  The Borrower will use commercially reasonable efforts to keep the Administrative Agent reasonably informed as to any material developments in relation to the Scheme and promptly on request provide the Administrative Agent with material information as to the progress of the Scheme and with any material information (subject to applicable legal and regulatory restrictions on disclosure thereof) in relation to the Scheme and will notify the Administrative Agent promptly following it becoming aware that the Court Order has been issued.

(iv)                              Implementation of the Scheme.  The Borrower shall:

(A)                          not take any action (and procure, so far as it is legally able to do so, that no person, acting in concert with it takes any action) which would compel it (or any person acting in concert with it) to make a mandatory offer to shareholders of Allergan under Rule 9 of the Takeover Rules;

(B)                          comply in all material respects with its obligations under the Scheme and the Scheme Documents; and

(C)                          comply in all material respects with its obligations under the Irish Companies Act and the Takeover Rules, subject to any applicable waivers by the Takeover Panel.

(k)                                 Takeover Undertakings.  At any time after the Borrower has elected to convert the Scheme to a Takeover Offer pursuant to Section 3.6 of the Transaction Agreement, which election shall be immediately notified to the Administrative Agent by a written notice (“Offer Conversion Notice”):

(i)                                     Terms of the Takeover Offer Document: The Borrower will ensure that (A) any variation of the terms and conditions of the Takeover Offer Document from the terms and conditions of the Scheme Press Announcement and (B) any amendment or waiver of any terms and conditions in the Takeover Offer or the Takeover Offer Document shall not, in each case of clauses (A) and (B), be materially adverse to the interests of the Lenders in their capacities as such, taken as a whole, unless the Administrative Agent (but not any Lender) has approved such variation, amendment or waiver in writing (which approval may be in the form of an email confirmation from the Administrative Agent (or its counsel on its behalf) and shall not be unreasonably withheld, delayed or conditioned) or such variations, amendments or waivers are required by the Takeover Panel, the Takeover Rules, the SEC or the High Court or under any applicable law or regulation; provided that (1) the Borrower shall not increase the cash consideration for the Allergan Shares in a Takeover Offer from the Cash Consideration set forth in the Transaction Agreement as in effect on the Effective Date; except that (x) an increase of cash consideration for the Allergan Shares in a Takeover Offer by less than 10% shall be permitted (and any increase in the cash consideration for the Allergan Shares in a Takeover Offer by 10% or more shall require the consent of the Administrative Agent (but not any Lender)), (y) any increase in cash consideration in a Takeover Offer shall be permitted to the extent such increase is funded entirely (directly or indirectly) by the subscription for Equity Interests in the Borrower, or by the incurrence of any Debt that would not constitute a Debt Issuance or cash on hand at the Borrower or any member of the Consolidated Group and any increase in any non-cash consideration or any decrease in the cash consideration in a Takeover Offer shall not be deemed to be adverse to the interests of the Lenders to the extent, in the case of any decrease, that any such reduction in the cash consideration shall have been allocated to a reduction of the commitments under the Bridge Facility and (2) any change to the Takeover Offer that would reduce the minimum acceptance level of Allergan Shares to which the Takeover Offer relates to less than 80% shall be deemed materially adverse to the interests of the Lenders and the Administrative Agent.

(ii)                                  Issue of the Takeover Offer Document: The Borrower shall use commercially reasonable efforts to dispatch the Takeover Offer Document as soon as reasonably practicable after approval by the Takeover Panel and the SEC.

(iii)                               Progress of the Takeover Offer: The Borrower shall keep the Administrative Agent reasonably informed as to the progress of the Takeover Offer and any market purchases of Allergan Shares made, and provide the Administrative Agent with such material information (subject to applicable legal and regulatory restrictions on disclosure thereof) in respect of the Takeover Offer as the Administrative Agent may reasonably request.

(iv)                              Implementation of the Takeover Offer: The Borrower shall:

(A)                          not take any action (and procure, so far as it is legally able to do so, that no person acting in concert with it takes any action) which would compel it to make a mandatory offer to shareholders of Allergan under Rule 9 of the Takeover Rules;

(B)                          comply in all material respects with its obligations under the Takeover Offer and the Takeover Offer Document;

(C)                          comply in all material respects with its obligations under the Irish Companies Act and the Takeover Rules, subject to any applicable waivers by the Takeover Panel;

(D)                          not declare the Takeover Offer unconditional unless (i) it has achieved an acceptance level of at least 80% of each class of Allergan Shares to which the Takeover Offer relates and (ii) the Borrower has become entitled under the Squeeze Out Procedures to issue a Squeeze Out Notice; and

(E)                           not (unless the Unconditional Date shall have occurred) extend the Takeover Offer beyond 81 days from the date on which the Takeover Offer Document are published, unless required to do so by the Takeover Rules, the Takeover Panel, any applicable law or regulation, any applicable stock exchange or any applicable governmental or other regulatory authority.

(v)                                 Completion of Purchase of Remaining Shares in Allergan. Within 14 days of the date on which the Borrower has (i) by virtue of the Takeover Offer acquired, or unconditionally contracted to acquire, not less than 80% in value of the Allergan Shares and (ii) become entitled under the Squeeze Out Procedures to issue a Squeeze Out Notice, the Borrower shall:

(A)                          give notice to all the remaining Allergan Shareholders that it intends to acquire their shares pursuant to the Squeeze Out Procedures;

(B)                          subsequently purchase such shares as soon as reasonably possible; and

(C)                          comply with the provisions of the Squeeze Out Procedures in all material respects.

(l)                                     Take Private Procedure. To the extent the Allergan Acquisition is consummated by way of a Scheme and the Guarantee Requirements will apply to Allergan or any Subsidiary of Allergan established in Ireland, the Borrower shall submit all required documents to the Registrar to procure the re-registration of Allergan as a private company pursuant to Part 20 of the Irish Companies Act within 30 days after the Closing Date (or such longer period reasonably acceptable to the Administrative Agent).  To the extent the Allergan Acquisition is consummated by way of a Takeover Offer and the Guarantee Requirements will apply to Allergan or any Subsidiary of Allergan established in Ireland, the Borrower shall submit all required documents to the Registrar to procure the re-registration of Allergan as a private company pursuant to Part 20 of the Irish Companies Act within 30 days after it has acquired all shares of Allergan (or such longer period reasonably acceptable to the Administrative Agent).

(m)                             Sanctions and FCPA.  The Borrower (a) shall not use the proceeds of any Advances, and (b) shall ensure and shall cause each other member of the Consolidated Group to ensure, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Borrower or another member of the Consolidated Group), shall ensure, that the proceeds of any Advances shall not be used by such Persons, in each case of clause (a) and (b), (i) to fund any activities or business of or with any Embargoed Person, or in any country or territory, that at the time of such funding is the target of any Sanctions, (ii) in any other manner that would result in a violation of any Sanctions by the Agents, Lenders, the Borrower or any member of the Consolidated Group or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(n)                                 Guaranties.

(i)                                     From the date that is 90 days after the Closing Date, the payment and performance of the obligations of the Borrower under this Agreement shall be guaranteed by each direct or indirect existing or future wholly-owned Subsidiary of the Borrower that guarantees (A) any Borrowed Debt of Allergan or any of its Subsidiaries (other than the Specified Allergan Debt and other than any intercompany Borrowed Debt owed to another member of the Consolidated Group), so long as the aggregate principal amount of such guaranteed Borrowed Debt issued by any such Person exceeds $3,000,000,000 or (B) (x) the Borrower’s obligations under the Existing Credit Agreement, (y) the Borrower’s obligations under the Existing Public Notes and/or (z) the Borrower’s obligations under any other Borrowed Debt, that is outstanding for clauses (x) - (z) in an aggregate committed (with respect to clause (x) above) and principal (with respect to clauses (y) and (z) above) amount of at least $2,000,000,000, in each case pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent and the Borrower and governed by the laws of the State of New York, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”; and each such Subsidiary executing and delivering a Guaranty, a “Guarantor” and collectively the “Guarantors”); provided that no such Guaranty by a Foreign Subsidiary shall be required under this Section 5.01(n) to the extent the provision of such Guaranty would (1) give rise to a material adverse tax consequence to the Borrower or any of its direct or indirect Subsidiaries or any of its shareholders (including any tax consequences resulting from the application of Section 956 of the Internal Revenue Code) or (2) otherwise be prohibited by applicable law (or, with respect to any temporary restrictions, including limitations imposed under financial assistance rules or similar local laws, unless and until such temporary restrictions have been removed) or requires the approval or consent of any governmental authority or any other Person that is not a member of the Consolidated Group or that would cause a default or event of default (or similar events) under the Debt of such Subsidiary; provided, further that (i) the relevant Guarantor shall use reasonable efforts to overcome any such prohibition or restriction and (ii) to the extent the provision of any Guaranty would be limited (though not prohibited) under the laws of any application jurisdiction, such Guaranty shall only be provided subject to such limitations (in each case of this clause (i), as determined in good faith by the Borrower in consultation with the Administrative Agent) (the guarantee requirements above, after giving effect to all limitations set forth therein, the “Guarantee Requirements”).

(ii)                                  In the event any Subsidiary of the Borrower is required to become a Guarantor hereunder pursuant to the Guarantee Requirements, within 90 days after the earliest date on which such requirement becomes applicable (or such longer period reasonably acceptable to the Administrative Agent), the Borrower shall cause such Subsidiary to execute and deliver to the Administrative Agent a Guaranty and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other customary certificates and opinions of the type delivered on the Effective Date pursuant to Section 3.01(d), to the extent reasonably required by the Administrative Agent in connection therewith.

(iii)                               A Guarantor, upon delivery of written notice to the Administrative Agent by a Responsible Officer of the Borrower certifying that, after giving effect to any substantially concurrent transactions, including any repayment of Debt, release of a guaranty or any sale or other disposition, the Guarantee Requirements no longer apply to such Person, shall be automatically released from its obligations (including its Guaranty) hereunder without further required action by any Person.  The Administrative Agent, at the Borrower’s expense, shall execute and deliver to the Borrower or the applicable Guarantor any documents or instruments as the Borrower or such Guarantor may reasonably request to evidence the release of such Guaranty.

(o)                                 Accounting Changes.  The Borrower will not change its fiscal year-end from December 31 of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 5.02.                          Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)                                 Liens, Etc.  Incur, issue, assume or guarantee, or permit any Domestic Subsidiary to incur, issue, assume or guaranty, at any time, any Borrowed Debt secured by a Lien on any Principal Domestic Property of the Borrower or any Domestic Subsidiary, or any shares of stock or Borrowed Debt of any Domestic Subsidiary (other than Margin Stock), without effectively providing that the Advances outstanding at such time (together with, if the Borrower shall so determine, any other Borrowed Debt of the Borrower or such Domestic Subsidiary existing at such time or thereafter created that is not subordinate to the Advances) shall be secured equally and ratably with (or prior to) such secured Borrowed Debt, so long as such secured Borrowed Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Borrowed Debt would not exceed 15% of Consolidated Net Assets as determined at the time of the incurrence of such Lien; provided, however, that this Section 5.02(a) shall not apply to, and there shall be excluded from secured Borrowed Debt in any computation under this Section 5.02(a), Borrowed Debt secured by:

(i)                                     Liens on property of, or on any shares of stock or Borrowed Debt of, any Person existing at the time such Person becomes a Domestic Subsidiary;

(ii)                                  Liens in favor of the Borrower or any Domestic Subsidiary;

(iii)                               Liens on property of the Borrower or any Domestic Subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(iv)                              Liens for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(v)                                 Liens on property (including that of Allergan and its Subsidiaries), shares of stock or Borrowed Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction or improvement cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Borrowed Debt or the completion of any such construction or improvement for the purpose of financing all or any part of the purchase price or construction or improvement cost thereof;

(vi)                              Liens existing on the Effective Date;

(vii)                           Liens incurred in connection with pollution control, industrial revenue or similar financing;

(viii)                        survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases, licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Domestic Subsidiary; and

(ix)                              any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Borrowed Debt secured by any Lien referred to in subclauses (i) through (vii) of this Section 5.02(a); provided that (i) such extension renewal or replacement Lien shall be limited to all or a part of the same property, shares of stock or Debt that secured the Lien extended, renewed or replaced (plus improvements on such property) and (ii) the Borrowed Debt secured by such Lien at such time is not increased.

(b)                                 Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Margin Stock) (whether now owned or hereafter acquired) to, any Person, or permit any member of the Consolidated Group to do so, except that:

(i)                                     any member of (x) the Consolidated Group other than the Borrower may merge or consolidate with or into, or (y) the Consolidated Group may dispose of assets to, in each case, any other member of the Consolidated Group;

(ii)                                  the Borrower may merge with any other Person so long as (A) the Borrower is the surviving entity or (B) the surviving entity shall assume, by agreement reasonably satisfactory in form and substance to the Required Lenders, all of the rights and obligations of the Borrower under this Agreement and the other Loan Documents (it being understood that notwithstanding the foregoing, the consummation of the Transactions shall not be prohibited by this Section 5.02(b) or otherwise pursuant hereto);

(iii)                               any member of the Consolidated Group (other than the Borrower) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of all or any portion of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition, if in excess of $500,000,000, is at least equal to the fair market value of such assets (as determined by the Borrower in good faith at the time of such transaction) and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition (as determined by the Borrower in good faith at the time of such transaction);

provided, in the cases of clause (ii) hereof, that no Default (or, during the Certain Funds Period, no Certain Funds Default) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)                                  Change in Nature of Business.  Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out by the Borrower and its Subsidiaries (other than Allergan and its Subsidiaries) on the Effective Date and by Allergan and its Subsidiaries on the Closing Date; it being understood that this Section 5.02(c) shall not prohibit (i) the Transactions or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to such business as carried on as of the Effective Date (in the case of the Borrower and its Subsidiaries other than Allergan and its Subsidiaries) or as of the Closing Date (in the case of Allergan and its Subsidiaries) or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 5.03.                          Financial Covenant. Total Debt to EBITDA.

(a)                                 Beginning on the last day of the first fiscal quarter ending after the Closing Date and on the last day of each of the immediately following three consecutive fiscal quarters, the Borrower will not permit, as of the last day of any such fiscal quarter, the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA of the Borrower (the “Consolidated Leverage Ratio”) for the four consecutive fiscal quarter period ending as of such date to exceed 4.75:1.00, stepping down to 4.25:1.00 on the last day of each of the immediately following four consecutive fiscal quarters and stepping down to 3.75:1.00 on the last day of each fiscal quarter thereafter; provided that at the election of the Borrower, exercised by written notice delivered by the Borrower to the Administrative Agent at any time prior to the date that is thirty (30) days following consummation of any Material Acquisition by the Borrower or any Subsidiary such maximum Consolidated Leverage Ratio shall be increased to 4.25:1.00 with respect to the last day of the fiscal quarter during which such Material Acquisition shall have been consummated and the last day of each of the immediately following three consecutive fiscal quarters.

(b)                                 At any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of Consolidated Leverage Ratio; provided that (x) the definitive documentation relating to such Acquisition Debt shall contain “special mandatory redemption” or escrow provisions (or other similar provisions) or otherwise require such indebtedness to be redeemed or prepaid if such Material Acquisition is not consummated by a date specified in such definitive documentation and (y) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such

Acquisition Debt, such Acquisition Debt is so redeemed or prepaid by the date that it is required to be redeemed or prepaid in such circumstances pursuant to the terms of such Acquisition Debt.

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01.                          Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 The Borrower shall fail (i) to pay any principal of any Advance when the same becomes due and payable or (ii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b)                                 Any representation or warranty made by the Borrower herein or in any other Loan Document or by or on behalf of the Borrower in connection with this Agreement or in any certificate or other document furnished pursuant to or in connection with this Agreement, if any, in each case shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                                  (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(i), 5.01(i)(iv), 5.01(n), 5.02(a), 5.02(b), 5.02(c) or 5.03, (ii) the Borrower shall fail to perform or observe any term, covenant or agreement under Section 5.01(j), 5.01(k) or 5.01(l) and a written notice in respect thereof has been delivered to the Borrower by the Administrative Agent on or prior to the Closing Date, or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, if any, in each case on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d)                                 The Borrower or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or, in the case of any Hedge Agreement, having an Agreement Value, of at least $200,000,000 (or, after the Closing Date, $500,000,000) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Significant Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or the Borrower shall default in its obligations under any agreement or instrument relating to any such Debt, which default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Debt; provided further that, such failure above shall not have been remedied and is not waived by the holders of such Debt prior to the termination of the Commitments hereunder and the acceleration of the Advances or the exercise of other remedies pursuant to this Section 6.01; or

(e)                                  The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(f)                                   Any one or more judgments or orders for the payment of money in excess of $200,000,000 (or, after the Closing Date, $500,000,000) shall be rendered against a member of the Consolidated Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) within 60 days after the entry, issue, or levy thereof, such judgment or order has not been paid or discharged or stayed pending appeal, or, after the expiration of any such stay, such judgment or order has not been paid or discharged; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g)                                  (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into or exchangeable for such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Borrower (on a fully diluted basis) or (ii) a majority of the members of the board of directors of the Borrower shall cease to be Continuing Directors; or

(h)                                 One or more of the following shall have occurred or is reasonably expected to occur, which in each case would reasonably be expected to result in a Material Adverse Effect: (i) any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the “endangered” or “critical” status or termination of a Multiemployer Plan;

(i)                                     (1) All or a material portion of this Agreement shall cease to be valid and enforceable against the Borrower as found in a final, nonappealable judgment by a court of competent jurisdiction (except to the extent it is terminated in accordance with its terms and except to the extent such claim is made by an Agent or a Lender), unless the Borrower promptly reaffirms in writing its obligations hereunder or (2) the Borrower shall so assert in writing; or

(j)                                    (1) All or a material portion of the Guaranties, at any time after the execution and delivery thereof and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations of the Borrower under this Agreement (other than contingent obligations that survive the termination of this Agreement), cease to be in full force and effect, unless the applicable Guarantor promptly re-affirms in writing its obligations under the Guaranties; or (2) the Borrower or any Guarantor contests in writing the validity or enforceability of any Guaranty;

then, and in any such event (subject in all aspects to Section 3.03), the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, (but for the avoidance of doubt, always subject to Section 3.03) that in the event of an Event of Default under Section 6.01(e), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Allergan Group will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if:

(i)                                     it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)                                  the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower; and

(iii)                               it is not reasonably likely to have a Material Adverse Effect on the Borrower and its Subsidiaries, on a consolidated basis.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above.

ARTICLE 7
THE AGENTS

Section 7.01.                          Authorization and Action.  Each Lender hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. (or an Affiliate thereof designated by it) to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VII (other than (x) Section 7.10, to the extent set forth therein, (y) the third sentence of Section 7.04 and (z) Section 7.06) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (other than the third sentence of Section 7.04).

Section 7.02.                          Administrative Agent Individually.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender.  Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03.                          Duties of Administrative Agent; Exculpatory Provisions.

(a)                                 The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature, and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in any other Loan Document.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 6.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default or Event of Default.

(c)                                  Neither the Administrative Agent nor any other Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or any information memorandum delivered in connection with the syndication of this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                                 Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.04.                          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining satisfaction of any condition hereunder to the occurrence of the Effective Date, the making of any Advance or the occurrence of the Closing Date that by its terms must be fulfilled to the satisfaction of a Lender, each Lender shall be deemed to have consented to, approved or accepted such condition unless (i) an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the occurrence of the Effective Date, the making of such Advance or the occurrence of the Closing Date, as applicable, and (ii) in the case of a condition to the making of an Advance, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05.                          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VII and Section 9.04 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

Section 7.06.                          Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders (and with the consent of the Borrower, provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, such Person shall automatically and without the taking of any action by any Person, be removed as Administrative Agent on the date that is 30 days following the date such Person became a Defaulting Lender (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”).  In connection therewith, the Required Lenders, in consultation with the Borrower, shall appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment on or prior to the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 7.07.                          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08.                          Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances made by each of them (or, if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, in each case, acting in the capacity of Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not promptly reimbursed for such expenses by the Borrower.

Section 7.09.                          Other Agents.  None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent”, “arranger”, “bookrunner” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 7.10.                          ERISA.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, or the Commitments, or this Agreement,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE 8
[RESERVED]

ARTICLE 9
MISCELLANEOUS

Section 9.01.                          Amendments, Etc.

(a)                                 Subject to Section 2.20, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or, if such amendment, waiver or consent relates only to or only affects (x) the 364-Day Tranche Commitments and/or the 364-Day Tranche Advances, the Required 364-Day Tranche Lenders, (y) the 3-Year Tranche Commitments and/or the 3-Year Tranche Advances, the Required 3-Year Tranche Lenders or (z) or the 5-Year Tranche Commitments and/or the 5-

Year Tranche Advances, the Required 5-Year Tranche Lenders, in each case, not by the other Lenders) and the Borrower and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i)                                     [reserved];

(ii)                                  increase or extend the Commitments of a Lender or subject a Lender to any additional obligations, unless signed by such Lender;

(iii)                               reduce the principal of, or stated rate of interest on, the Advances, the stated rate at which any fees hereunder are calculated or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest;

(iv)                              postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v)                                 change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders”, unless signed by all Lenders;

(vi)                              change Section 2.06, Section 2.13(a) or Section 2.15, in each case in a manner that would affect the ratable sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby or change Section 2.05(b) in a manner that would affect the ratable reduction of Commitments required thereby without the written consent of each Lender directly and adversely affected thereby;

(vii)                           amend the definition of “Required 364-Day Tranche Lenders”, “Required 3-Year Tranche Lenders”, “Required 5-Year Tranche Lenders” or “Required Tranche Lenders” without the written consent of each Lender directly and adversely affected thereby;

(viii)                        amend this Section 9.01, unless signed by all Lenders; or

(ix)                              to the extent any Guaranty is then in effect, release all or substantially all of the value of the Guaranties (except as such release is otherwise provided for in this Agreement or in the other Loan Documents) without the written consent of each Lender;

and provided, further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement and (y) no amendment, waiver or consent shall contain terms that (1) directly and adversely affect the interests of the Lenders of any Tranche and (2) directly limit the applicability of such terms to one or more Tranches of Loans and Commitments but not to the other Tranche(s) of Loans and Commitments, without the consents of the Required Tranche Lenders of each Tranche directly and adversely affected thereby.  Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrower.  This Agreement may be amended from time to time without the consent of any other Lenders to award additional titles to certain Lenders, as determined pursuant to separate agreement between the Borrower and the Lead Arrangers.

Section 9.02.                          Notices, Etc.  (a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered, if to the Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next business day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent.  Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any notice and other communications available to the Lenders by posting the notices and other communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(d)                                 THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF

THE APPROVED ELECTRONIC PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE APPROVED ELECTRONIC PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)                                  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any communication has been posted to the Approved Electronic Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement.  Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each “public-side” Lender (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or any of their respective securities) (each a “Public Lender”) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(f)                                   If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(g)                                  With respect to notices and other communications hereunder from the Borrower to any Lender, the Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

(h)                                 Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store notices or other communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Section 9.03.                          No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

Section 9.04.                          Costs and Expenses.  (a) The Borrower agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Agents and the Lenders with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement.  The Borrower further agrees to pay, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, but limited, in the case of fees and expenses of counsel to reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Agents and the Lenders and, in the case of an actual or perceived conflict of interest where the Administrative Agent notifies the Borrower of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b)                                 The Borrower agrees to indemnify and hold harmless each Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided that the Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together, (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Action relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or whether any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent acting in such a role) or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability.  The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower, its Subsidiaries or any of their shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any breach of its obligations under this Agreement).  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Notwithstanding the foregoing, this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.06, 2.08(e), 2.10 or 2.12, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an Eligible Assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a) or (iv) for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.08 or 2.12, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)                                 Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

Section 9.05.                          Right of Setoff.  Subject to Section 3.03, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such setoff and application is made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

Section 9.06.                          Binding Effect.  This Agreement shall become effective upon the satisfaction (or waiver by Required Lenders) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of each Lender, and any purported assignment without such consent shall be null and void. No Lender shall have the right to assign all or a portion of its rights and obligations under this Agreement in violation of Section 9.07, and any such purported assignment in violation of Section 9.07 shall be null and void.

Section 9.07.                          Assignments and Participations.  (a) (1) Each Lender shall not assign all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) except that each Lender may and (2) within five days after demand by the Borrower (with a copy of such demand to the Administrative Agent) to (i) any Defaulting Lender, (ii) any Lender that has made a demand for payment pursuant to Section 2.11 or 2.14, (iii) any Lender that has asserted pursuant to Section 2.08(b) or 2.12 that it is impracticable or unlawful for such Lender to make Eurocurrency Rate Advances or (iv) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all Lenders under a Tranche) or all Lenders (or all Lenders under a Tranche) affected or adversely affected thereby is required and, with respect to any amendment or waiver requiring the consent of all Lenders, as to which the Required Lenders, the Required 364-Day Tranche Lenders, the Required 3-Year Tranche Lenders or the Required 5-Year Tranche Lenders, as applicable, shall have given their consent, such Lender shall, in each case of clauses (1) and (2) above, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that:

(A)                               such assignment shall be made with the consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed (it being agreed that notwithstanding anything herein, during the Certain Funds Period, (x) the Borrower may withhold such consent in its sole discretion unless such assignment is from a Lender to one or more of its Affiliate(s) (in which case such consent shall not be unreasonably withheld or delayed by the Borrower) and (y) the Administrative Agent may withhold such consent in its sole discretion in connection with an assignment pursuant to clause (1) above); provided that, in the case of the Borrower only, such consent (A) shall not be required while an Event of Default (or during the Certain Funds Period, a Certain Funds Default) has occurred and is continuing, (B) other than during the Certain Funds Period, shall be deemed given if the Borrower shall not have objected within 10 Business Days following its receipt of notice of such assignment and (C) other than during the Certain Funds Period, such consent shall not be required in the case of an assignment to any other Lender or an Affiliate of any Lender; provided, further that, in each case above, notice thereof shall have been given to the Borrower and the Administrative Agent;

(B)                               each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(C)                               except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $25,000,000 or an integral multiple of $5,000,000 in excess thereof;

(D)                               [reserved];

(E)                                each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a)(2) shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(F)                                 no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a)(2), (1) unless and until such Lender shall have received one or more payments in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from the Borrower or one or more Eligible Assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Sections 2.11, 2.14 or 9.04(c)) and (2) unless and until the Borrower shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(G)                               the parties to each such assignment (other than, except in the case of a demand by the Borrower pursuant to this Section 9.07(a)(2), the Borrower) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption and, if such assignment does not occur as a result of a demand by the Borrower pursuant to this Section 9.07(a) (in which case the Borrower shall pay the fee required by subclause (F)(3) of this Section 9.07(a)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and provided, further that in the event that, in connection with a demand by the Borrower pursuant to this Section 9.07(a)(2), the assignor shall not execute and deliver the relevant Assignment and Assumption within one Business Day of the Borrower’s request, such assignor shall be deemed to have executed and delivered such Assignment and Assumption.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Section 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)                                 By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)                                     other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)                                  such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)                               such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(iv)                              such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)                                 such assignee confirms that it is an Eligible Assignee;

(vi)                              such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii)                           such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)                                 The Administrative Agent, acting solely for this purpose as the agent of the Borrower, shall maintain at its address referred to in Section 9.02(a) a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent or the Borrower; provided, however, that:

(i)                                     such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii)                                  such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)                               such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv)                              the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v)                                 no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower herefrom or therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or stated rate of interest on, the Advances or the stated rate at which any fees or any other amounts payable hereunder are calculated (other than any amendment to the definition of “Default Interest” or to waive any obligation of the Borrower to pay Default Interest), in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or any other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender shall promptly notify the Borrower after any sale of a participation by such Lender pursuant to this Section 9.07(e); provided that the failure of such Lender to give notice to the Borrower as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                                   Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender as more fully set forth in Section 9.08; provided further that, each Lender acknowledges, and shall cause each assignee, participant or proposed assignee or participant to acknowledge, that such disclosure is restricted by the Takeover Rules and the Takeover Panel and that Section 9.08 is subject to those restrictions.

(g)                                  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

Section 9.08.                          Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.  In addition, the Agents may disclose the existence and terms of this Agreement and the identity of the parties hereto (including titles) to market data collectors and service providers to the Agents in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  Each Lender acknowledges that its ability to disclose information concerning the Transactions is restricted by the Takeover Rules and the Takeover Panel and that Section 9.08 is subject to those restrictions.

For purposes of this Section 9.08, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses and the Allergan Group and any of its businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group.

Section 9.09.                          Debt Syndication during the Certain Funds Period.  Each of the Lenders and the Agents confirms that it is aware of, and agrees to comply in all respects with, the terms and requirements of the Takeover Panel and Takeover Rules in relation to debt syndication during an offer period under the Takeover Rules.

Section 9.10.                          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that, as applicable, whether the Allergan Acquisition has been consummated in accordance with the terms and conditions of both the Transaction Agreement and the Scheme Documents or the Takeover Offer has been consummated in accordance with the terms and conditions of the Transaction Agreement and shall have become unconditional in accordance with the terms of the Takeover Offer Document shall, to the extent required by the laws of Ireland, be governed by, and construed in accordance with, the laws of Ireland.

Section 9.11.                          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12.                          Jurisdiction, Etc.  (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County or any federal court of the United States of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13.                          Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and any Guarantor, which information includes the name and address of the Borrower and such Guarantor, as applicable, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or such Guarantor in accordance with the Patriot Act.  The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 9.14.                          No Advisory or Fiduciary Responsibility.  In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived).  The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrower or any of its Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.

Section 9.15.                          Waiver of Jury Trial.  Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent, any Lender or the Borrower in the negotiation, administration, performance or enforcement thereof.

Section 9.16.                          Conversion of Currencies.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.17.                          Acknowledgment and Consent to Bail In of EEA Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institutions, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.18.                          Nonreliance.  Each of the Lenders hereby represents that it is not relying on or looking to any Margin Stock as collateral in the extension or maintenance of the credit provided for herein.

Section 9.19.                          Release of Guaranties.  The Lenders irrevocably authorize and direct the release of any Guarantor from its obligations under its Guaranty automatically as set forth in Section 5.01(n) and authorize and direct the Administrative Agent to, at the Borrower’s expense, execute and deliver to the applicable Guarantor such documents or instruments as the Borrower or such Guarantor may reasonably request to evidence the release of such Guaranty.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ABBVIE INC., as Borrower

By:	/s/ Tabetha Skarbek
Name: Tabetha Skarbek
Title: Vice President and Treasurer

[Signature Page to Term Loan Credit Agreement — Project Picasso]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and a Lender

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement — Project Picasso]

MUFG BANK, LTD., as a Lender

By:	/s/ Jack Lonker
Name: Jack Lonker
Title: Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]

BARCLAYS BANK, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]

BNP PARIBAS, as a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Darren Merten
Name: Darren Merten
Title: Vice President

[Signature Page to Term Loan Credit Agreement — Project Picasso]

CITIBANK, N.A., as a Lender

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Term Loan Credit Agreement — Project Picasso]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ John Toronto
Name: John Toronto
Title: Authorized Signatory

By:	/s/ Emerson Almeida
Name: Emerson Almeida
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement — Project Picasso]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

[Signature Page to Term Loan Credit Agreement — Project Picasso]

DNB CAPITAL LLC, as a Lender

By:	/s/ Devan Patel
Name: Devan Patel
Title: Vice President

By:	/s/ Kristie Li
Name: Kristie Li
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement — Project Picasso]

HSBC BANK USA, N.A., as a Lender

By:	/s/ James Smith
Name: James Smith
Title: Vice President

[Signature Page to Term Loan Credit Agreement — Project Picasso]

LLOYDS BANK CORPORATE MARKETS PLC, as a Lender

By:	/s/ Tina Wong
Name: Tina Wong
Title: Assistant Manager, Transaction Execution

By:	/s/ Allen McGuire
Name: Allen McGuire
Title: Assistant Manager, Transaction Execution

[Signature Page to Term Loan Credit Agreement — Project Picasso]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement — Project Picasso]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement — Project Picasso]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Lisa DeCristafaro
Name: Lisa DeCristafaro
Title: SVP

[Signature Page to Term Loan Credit Agreement — Project Picasso]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mustafa Topiwalla
Name: Mustafa Topiwalla
Title: Authorized Signatory

[Signature Page to Term Loan Credit Agreement — Project Picasso]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Juan Galan
Name: Juan Galan
Title: Managing Director

By:	/s/ Terence Corcoran
Name: Terence Corcoran
Title: Executive Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Michael Grad
Name: Michael Grad
Title: Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]

SOCIETE GENERALE, as a Lender

By:	/s/ Jonathan Logan
Name: Jonathan Logan
Title: Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]

SUMIMOTO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]

TD BANK, N.A., as a Lender

By:	/s/ Maciej Niedzwiecki
Name: Maciej Niedzwiecki
Title: Senior Vice President

[Signature Page to Term Loan Credit Agreement — Project Picasso]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David C. Mruk
Name: David C. Mruk
Title: SVP

[Signature Page to Term Loan Credit Agreement — Project Picasso]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jordan Harris
Name: Jordan Harris
Title: Director

[Signature Page to Term Loan Credit Agreement — Project Picasso]